Exhibit 10.76
EXECUTION DRAFT

BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT
DATED AS OF DECEMBER 16, 2009
BY AND AMONG
COLE REIT III OPERATING PARTNERSHIP, LP,
AND THE PROJECT BORROWERS,
AS BORROWER,
AND
TCF NATIONAL BANK,
AS LENDER

BORROWING BASE REVOLVING LINE
OF CREDIT AGREEMENT
     This BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT (this “Agreement”) dated as of December 16, 2009 is made and entered into by and among COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership, the Project Borrowers (as hereinafter defined), and TCF NATIONAL BANK, a national banking association (the “Lender”).
RECITALS
     (A) Borrower has requested that Lender provide to Borrower a borrowing base revolving line of credit to finance COP III’s or a Project Borrower’s acquisition and operation of Qualified Properties (as hereinafter defined).
     (B) Lender is willing to provide such a borrowing base revolving line of credit to Borrower upon the terms and conditions hereinafter set forth.
AGREEMENT
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree that:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. In this Agreement, the following capitalized terms have the following meanings:
     “Acquisition Costs” means the actual purchase price paid by the applicable Project Borrower to acquire a Qualified Property (excluding any costs and expenses incurred in connection therewith that were added to the purchase price for such Qualified Property).
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, or for any Floating Rate Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Adjusted One Month LIBO Rate” means, an interest rate per annum equal to the sum of (i) 250 basis points plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Page 3750 of Telerate (the equivalent of Reuters Screen LIBOR01 Page) (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (rounded upwards, if necessary, to the next 1/16 of 1%).
     “Advance” means each disbursement of proceeds of the Commitment, including, without limitation, Protective Advances.
     “Advisors” means Cole REIT Advisors III, LLC and its Affiliates.
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Borrowing Base Revolving Line of Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Appraisal” means an appraisal of each Qualified Property which meets the following requirements: (a) such appraisal has been prepared by an independent appraiser reasonably approved and directly engaged by Lender; (b) such appraisal satisfies all of the requirements set forth in Section 3.6; (c) such appraisal complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property; and (d) such appraisal has been reviewed as to form and content and approved by Lender in its sole but reasonable discretion.
     “Appraised Value” means, with respect to each Qualified Property, the appraised value of such Qualified Property set forth in the most recent Appraisal for such Qualified Property as approved by Lender in its sole but reasonable discretion.
     “Approvals and Permits” means each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of the Qualified Properties, for the sale of Qualified Properties, for occupancy, ownership and use by Persons of the Qualified Properties, or otherwise for the conduct of, or in connection with, the business and operations of Borrower or any other Loan Party.
     “Authorization Documents” means certified copies of all resolutions of the shareholders, members or partners, as applicable, of Borrower, Guarantor and each other Loan Party, authorizing Borrower, Guarantor and each other Loan Party to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower, Guarantor or any other Loan Party in connection herewith, and certifying the names and signatures thereon of the officers of Borrower, Guarantor and each other Loan Party authorized to execute this Agreement and the other Loan Documents and to request Advances on behalf of Borrower.

     “Available Commitment” means at any time, the lesser of:
          (a) The Commitment Amount; or
          (b) The Borrowing Base, as determined by Lender from time to time in accordance with Article 3.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor federal statute.
     “Borrower” means, jointly and severally, COP III and the Project Borrowers.
     “Borrower Assumption Agreement” means, as to each Project Borrower that is not an Initial Project Borrower, that certain Borrower Assumption Agreement in substantially the form attached hereto as Exhibit A.
     “Borrowing” means Advances of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.
     “Borrowing Base” means as defined in Section 3.1, as determined by Lender from time to time.
     “Borrowing Base Report and Collateral Certificate” means a report prepared by COP III, signed and certified as accurate and complete by an authorized officer of CCPT III, as general partner of COP III, in substantially the form of Exhibit F or another form which is reasonably acceptable to Lender.
     “Borrower Base Value” means as defined in Section 3.1, as determined by Lender from time to time in Lender’s sole but reasonable discretion.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Milwaukee, Wisconsin, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “CCPT III” means COLE CREDIT PROPERTY TRUST III, INC., a Maryland corporation.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date of this Agreement, or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date of this Agreement.

     “Change of Control” means an event or series of events by which (a) CCPT III fails to own, directly or indirectly, more than 50% of the Ownership Interests of COP III entitled to vote for members of the board of directors or equivalent governing body of COP III on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CCPT III cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means the property, interests in property, and rights to property securing any or all Obligations from time to time.
     “Collateral Change Fee” means a fee of One Thousand and No/100 Dollars ($1,000.00) payable upon the closing of a Collateral Change.
     “Collateral Change” means each transaction consisting of the addition and/or removal of one or more Qualified Properties pursuant to Section 4.3.
     “Commitment” means the obligation of Lender to make Advances to Borrower pursuant to this Agreement and otherwise provide credit pursuant to this Agreement.
     “Commitment Amount” means, on and prior to the Revolving Facility Termination Date, the amount of Twenty-five Million and No/100 Dollars ($25,000,000.00), and thereafter, the amount of Twenty-three Million and No/100 Dollars ($23,000,000.00)
     “Commitment Fee” means Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00),
     “Compliance Certificate” means a Certificate in the form of Exhibit B attached hereto or another form which is reasonably acceptable to each of Lender and COP III.
     “Consolidated Debt Service” means, with respect to the Consolidated Group for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group, plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable (to the extent not already included pursuant to clause (b) above) and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
     “Consolidated Group” means CCPT III and all of its Subsidiaries, which are consolidated with CCPT III for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate, and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage that differs from that calculated above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.
     “Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non recourse.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate, other than, in either case, Indebtedness of any member of the Consolidated Group owed to another member of the Consolidated Group.
     “COP III” means COLE REIT III OPERATING PARTNERSHIP, LP., a Delaware limited partnership.
     “Debt Service Coverage Ratio” means, as of any date of determination, the ratio of the aggregate NOI generated by all Qualified Properties for the four (4) consecutive fiscal quarters most recently completed over the Total Debt Service for such four (4) fiscal quarter period, which ratio shall be certified by Borrower in the financial reports specified in Section 6.4 of this Agreement.
     “Debt Yield” means, as of any date of determination, and with respect to all of the Qualified Properties, the quotient obtained when the numerator is equal to (a) the aggregate NOI for such Qualified Properties for the four (4) consecutive fiscal quarters most recently completed, and the denominator is (b) the Available Commitment. By example, if the NOI for the prior four (4) fiscal quarters were $4,000,000.00 and the then Available Commitment were $23,000,000.00, the resulting Debt Yield would be 17.39% [calculated as follows: $4,000,000.00 / $23,000,000.00 = 17.39%].
     “Default Interest Rate” means as defined in Section 2.5(c).
     “Disqualified Property” means as defined in Section 4.2.
     “Distributions” means any dividend or other distribution paid by CCPT III to shareholders in respect of any Ownership Interest in CCPT III; excluding (a) dividends or distributions payable solely in shares of the applicable class of Ownership Interests to the holders of such class and (b) any commercially reasonable advisory and management fees paid to or any commercially reasonable costs or commercially reasonable expenses incurred in connection with advisory and management services by the Advisors.
     “Dividend Payout Ratio” means Distributions paid for any period less Dividend Reinvestment Proceeds received by CCPT III, divided by the Modified Funds From Operations of the Consolidated Group.
     “Dividend Reinvestment Proceeds” means Distributions on account of any shares of any Ownership Interests of CCPT III which any holder(s) of such Ownership Interests direct to be used, concurrently with the making of such Distributions, for the purpose of purchasing for the account of such holder(s) additional Ownership Interests in CCPT III or its Subsidiaries.
     “Draw Request” means a completed request, substantially in the form of Exhibit C, from Borrower to Lender requesting an Advance.
     “EBITDA” means, with respect to the Consolidated Group for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP plus, to the extent previously deducted, interest, taxes, depreciation, amortization, straight lining of rents, gains or losses from sales of assets, extraordinary items, other non-cash items, fees and expenses associated with the transaction contemplated by this Agreement, managements fees and expenses and real estate acquisition costs and expenses and the Consolidated Group Pro Rata Share of interest, taxes, depreciation, amortization, straight lining of rents, gains or losses from sales of assets, extraordinary items, other non-cash items, management fees and expenses and real estate acquisition costs and expenses for the Investment Affiliates.
     “Effective Date” means the date set forth on the first page of this Agreement.
     “Eligible Collateral” means those Qualified Properties that have been identified by Borrower in a Borrowing Base Report and Collateral Certificate submitted Lender to as provided for in Section 3.4 of this Agreement that meet the requirements of Eligible Collateral set forth in this Agreement, subject to the exclusions set forth in this Agreement and expressly excluding any Disqualified Property.

     “Environmental Agreement” means, with respect to each Qualified Property, certain Environmental Indemnity Agreements now or hereafter executed by Borrower and Guarantor for the benefit of Lender, substantially in the form attached hereto as Exhibit G as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations and published interpretations thereunder, as in effect from time to time.
     “ERISA Affiliate” means as defined in Section 5.1(k)(ii).
     “Eurodollar Borrowing” refers to each Advance that bears interest at the Fixed Rate.
     “Event of Default” means as defined in Section 8.1.
     “Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any applicable jurisdiction (or any political subdivision thereof); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction in which any Loan Party or Qualified Property is located; (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to Lender if it has failed or is unable to comply with Section 2.11(e); and (d) if Lender is a Foreign Person, any United States withholding tax that (i) is required to be imposed on amounts payable to Lender pursuant to the Laws in force at the time Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Bank” means any one of the twelve (12) Federal Reserve Banks located in the United States of America.
     “Fiscal Year” means, as applicable, the fiscal year of COP III ending on each December 31, or the fiscal year of CCPT III ending on each December 31.

     “Fitch” means Fitch Ratings, Ltd. and any successor thereto.
     “Fixed Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, the greater of (i) 4.5% per annum, or (ii) the sum of (a) the applicable Adjusted LIBO Rate plus (b) 350 basis points.
     “Fixed Rate Borrowing” has the same meaning as a Eurodollar Borrowing.
     “Floating Rate” means, for any day, the greater of (i) 4.5% per annum, or (ii) the sum of (a) a rate per annum equal to the Prime Rate for such day plus (b) 100 basis points; provided that the Prime Rate used to calculate the sum described in (ii) above shall never be less than the Adjusted One Month LIBO Rate. Any change in the Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.
     “Floating Rate Borrowing” refers to each Advance that bears interest at the Floating Rate.
     “Foreign Person” means any Person that is organized under the laws of a jurisdiction other than in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Formation Documents” means the articles of incorporation, articles of organization, partnership certificate, bylaws, operating agreement and partnership agreement of Borrower, Guarantor and each other Loan Party, together with such resolutions, consent and other documents as Lender may reasonably require to evidence due formation, valid existence and authority of Borrower, Guarantor and each other Loan Party.
     “GAAP” means generally accepted accounting principles consistently applied.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means CCPT III.
     “Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Lender in connection with this Agreement and the other Loan Documents, it being the express intent of the parties hereto that such maximum non-usurious interest rate shall be determined, to the maximum extent permitted by law, by the internal laws of the State of Illinois applicable to interest rates agreed to and contracted for in writing.

“Impositions” means any and all of the following:
          (a) Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Collateral or the Obligations;
          (b) Personal property taxes assessed against or imposed upon or in respect of any of the Collateral or the Obligations;
          (c) Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Collateral or the Obligations or that may result in a Lien or Encumbrance upon any of the Collateral (including, without limitation, non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);
          (d) Taxes or assessments on any of the Collateral in lieu of or in addition to any of the foregoing;
          (e) Taxes on income, revenues, rents, issues, profits and franchise taxes in respect of the Collateral;
          (f) Costs, expenses and fees arising from or related to any of the Approvals and Permits or the Requirements; and
          (g) Assessment, documentary, indebtedness, license, stamp and revenue charges, fees and taxes and any other fees or taxes imposed on Lender and measured by or based in whole or in part upon ownership of the Mortgage Instruments, interest in Collateral, or any promissory note, guaranty or Indebtedness secured by the Mortgage Instruments or upon the nature or amount of the Obligations;
excluding, however, from all of the foregoing, Excluded Taxes.
     “Improvements” means any and all improvements now or hereafter constructed on the Qualified Properties.
     “Indebtedness” means, as to any Person, all obligations (including contingent obligations, trade payables and accrued expenses) that would be included as liabilities on a balance sheet prepared in accordance with GAAP and determined on a consolidated basis for such Person.
     “Initial Project Borrower” means, individually and collectively, Cole BB Lakewood CO, LLC, Cole CV Liberty MO, LLC, Cole CV Noblesville IN, LLC, Cole CV Oak Forest IL, LLC, Cole KO Burnsville MN, LLC, Cole WG Indianapolis IN, LLC,

Cole WG Grand Junction CO, LLC, Cole WG South Bend IN, LLC, and Cole ST Iowa City IA, LLC.
     “Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.2, substantially in the form of Exhibit D.
     “Interest Payment Date” means the 5th day of each month and the Maturity Date.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate” means either the Fixed Rate or Floating Rate, as applicable.
     “Investment” means, with respect to any Person, any outstanding loan or advance (other than deposits made in connection with any acquisition of Qualified Properties or other assets and advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of such Person prepared in accordance with GAAP) made by such Person to any other Person; any contingent liabilities of such Person undertaken with respect to outstanding Indebtedness of any other Person; and any ownership or similar interest held by such Person in any other Person.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Involuntary Lien” means any Lien or Encumbrance securing the payment of money or the performance of any other obligation created involuntarily under any law, ordinance, regulation, or rule, or otherwise and any claim of any such Lien or Encumbrance. For purposes of the Loan Documents and the rights and remedies thereunder, “stop notices” or similar notices and demands from Persons performing work or supplying materials with respect to any Collateral and who are asserting lien rights, shall be considered as Involuntary Liens.
     “JPM Indebtedness” means the revolving credit facility owed or to be owed by COP III and certain Affiliates (other than any Project Borrower) to one or more lenders in an aggregate principal amount available not to exceed $200,000,000, which is secured by assets of COP III and one or more Subsidiaries of COP III or CCPT III (other than any Project Borrower) and guaranteed by Guarantor.
     “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, guideline, order, injunction, writ, decree, or award of any Governmental Authority with jurisdiction over any Borrower, Guarantor or any Qualified Property.
     “Leases” means, collectively, any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising, including any amendments or supplements thereto.
     “Lease Documents” means the Leases and all other documents, agreements and instruments executed and delivered in connection therewith, including any amendments or supplements thereto.
     “Lending Office” means Lender’s office located at its address set forth on the signature page hereof as its Lending Office or such other office as Lender may hereafter designate as its Lending Office by written notice to Borrower.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of Telerate (the equivalent of Reuters Screen LIBOR01 Page) (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
     “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:
     (a) Any Lease or other right to use or occupy the Improvements or a Qualified Property;
     (b) Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and
     (c) Any option, right of first refusal, or other interest or right.
     “Loan Documents” means this Agreement, the Note, the Mortgage Instruments, the Environmental Agreement and any other agreements, assignments, documents or instruments now or hereafter evidencing, guarantying or securing the Commitment and any and all Advances, as such documents may be amended, restated, supplemented or otherwise modified from time to time.
     “Loan Party” means Borrower, Guarantor and each other Person that becomes primarily or secondarily obligated with respect to the Obligations at any time or that provides security for the payment or performance of the Obligations.
     “Material Adverse Change” means (a) any material adverse change in the assets, liabilities, financial condition, or results of operations of COP III or Guarantor or the Project Borrowers, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity or binding nature of any of the Obligations of Borrower or any other Loan Party, or (d) a material adverse change in the Collateral, the Lender’s Liens and Encumbrances on the Collateral or the priority of such Liens and Encumbrances.
     “Maturity Date” means December 16, 2014.
     “Modified Funds From Operations” means, with respect to the Consolidated Group for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP plus, to the extent previously deducted, depreciation of real estate assets, amortization of lease related costs, real estate acquisition costs and expenses, impairment of real estate assets and gains or losses from sales of assets and the Consolidated Group’s Pro Rata Share of depreciation of real estate assets, amortization of lease related costs, real estate acquisition costs and expenses, impairment of real estate assets and gains or losses from sales of assets for the Investment Affiliates.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage Instrument” means (i) those certain Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing, or (ii) those certain Real Estate Mortgages, Assignment of Rents, Security Agreement and Fixture Filing, now or hereafter executed by the applicable Project Borrower for the benefit of Lender, securing the Obligations and creating a first lien on the Qualified Property described therein and all other fixtures and improvements now or hereafter owned, acquired or constructed by such Project Borrower and situated thereon, and all rights and easements appurtenant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     “Net Equity Contributions” means with respect to any Person, such Person’s total issuance of common stock as reported on such Person’s 10-K or 10-Q SEC filings.
     “NOI” means, with respect to any Qualified Property for any period, (a) “property rental and other income” (as determined by GAAP) attributable to such Qualified Property accruing for such period, plus (b) all master lease income, less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Qualified Property for such period, excluding any general and administrative expenses related to the operation of the Borrower, any real estate acquisition costs and expenses, any interest expense or other debt service charges, any amortization related to above-market or below-market leases and any non-cash charges such as impairment of real estate assets and depreciation or amortization of financing costs; provided, however, with respect to the Eligible Collateral, if the Qualified Property has been owned by the applicable Project Borrower for less than twelve (12) months, the NOI will be based upon income and expenses set forth in an Appraisal reviewed and found to be acceptable to Lender; further provided, however, that after the Qualified Property has been owned by the applicable Project Borrower for twelve (12) months or more, the NOI will be calculated as specified in clauses (a), (b), and (c) above; provided further, however, if the Qualified Property has been owned by the applicable Project Borrower for twelve (12) months or more but has not generated property rental and other income for four complete fiscal quarters, the NOI for such Qualified Property will be calculated as specified in clauses (a), (b), and (c) above, but on an annualized basis.
     “Note” means that certain Revolving Promissory Note of even date herewith executed by Borrower and payable to Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Outstanding Credit Exposure, any and all obligations, contingent or otherwise, whether now existing or hereafter arising of Borrower or any other Loan Party to Lender arising under or in connection with any Swap Agreements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower or any other Loan Party to Lender or any indemnified party arising under the Loan Documents, in each case whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.
     “Other Amounts” means all amounts, other than principal and interest, payable by Borrower or any other Loan Party under this Agreement or any other Loan Documents to or for the benefit of Lender, including, without limitation, fees, costs and expenses owed pursuant to this Agreement.
     “Outstanding Credit Exposure” means the aggregate principal amount of Advances outstanding at such time.

     “Ownership Interest” means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership, joint venture and limited liability company interests) of a designated Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).
     “PBGC” means as defined in Section 5.1(k)(iii).
     “Permitted Exceptions” means:
     (a) Involuntary Liens for Impositions that are not delinquent or are being contested in compliance with clause (b)(i) through (iii) of this definition;
     (b) Involuntary Liens (other than for Impositions) with respect to which COP III or the applicable Project Borrower that secure only amounts not delinquent or if delinquent, not yet filed and satisfies each of the following requirements for permitted contests: (i) COP III or the applicable Project Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and in accordance with the applicable Mortgage Instrument, (ii) COP III or the applicable Project Borrower obtains bonds, title insurance endorsements, or other security in a manner acceptable to Lender in its sole but reasonable discretion, and (iii) Borrower demonstrates to Lender’s reasonable satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Collateral in order to satisfy the Involuntary Lien prior to the final determination of such proceedings;
     (c) All items, except Impositions, in Schedule B to each Title Policy;
     (d) With respect to each Qualified Property, Tenant’s rights, title and interest in such Qualified Property pursuant to the related Lease;
     (e) easements granted to any Governmental Authority or necessary or desirable for any access, drainage, utility or similar service in connection with the operation of the Collateral and
     (f) Other Liens and Encumbrances consented to by Lender in advance in writing from time to time and subject to such requirements as Lender may reasonably impose.
     “Permitted Investments” means (a) any Investment in direct obligations of United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one year after the date of acquisition thereof; (b) Investment in commercial paper rated in the highest rate by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof; (c) Investment in time deposits with and certificates of deposits and bankers acceptances issued by Lender or any United States bank having capital surplus and undivided profits aggregating at least $10,000,000; (d) Investment in the Qualified Properties and the other Collateral; (e) Investments that do not violate the provisions of Section 7.8 below, (f) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing, (g) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (a) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into, (h) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase, and (i) other permitted investments pursuant to an investment policy of COP III approved by Lender.
     “Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.
     “Plan” means as defined in Section 5.1(k)(i).
     “Plus-Credit Tenant” means any Tenant that has an S&P rating of BBB+ or better, a Moody’s rating of Baa1 or better, or a Fitch Rating of BBB+ or better.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by TCF National Bank as its prime rate; provided, that for the purposes of this Agreement, the Prime Rate shall never be less than the Adjusted One Month LIBO Rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.
     “Project Borrower” means, collectively, one or more wholly-owned Subsidiaries of COP III (and if applicable, the applicable Subsidiary of COP III) or CCPT III, including each of the Initial Project Borrowers, that owns the fee interest (subject only to Permitted Exceptions) in and to a Qualified Property and, except for an Initial Project Borrower, that, with the consent of Lender, executes, as Project Borrower, a counterpart signature page hereto together with a Borrower Assumption Agreement, subject to release as provided in Sections 2.19(b) and 4.3.
     “Property” means all of that certain real property legally described in the Mortgage Instruments.

     “Protective Advance” means amounts advanced by a Lender to pay the following amounts:
     (a) All reasonable out-of-pocket amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances in favor of Lender arising pursuant to the Loan Documents (such amounts to include, without limitation, payment of taxes, assessments and other Liens and Encumbrances that may have a priority superior to the priority of the Liens and Encumbrances of Lender on the Collateral); and
     (b) All insurance premiums that are necessary to insure the Collateral against loss, damage or destruction pursuant to the requirements of the Loan Documents.
     “Qualified Dark Property” means an otherwise Qualified Property where one or more of the Tenants previously occupying said Qualified Property has vacated said Qualified Property, but said Qualified Property remains 100% leased (ignoring subleases) to a Plus-Credit Tenant pursuant to a net Lease, said Tenant is current on payments, there are a minimum of eight (8) years left on the Lease (exclusive of any extension options), such Lease is free of any co-tenancy clauses, and such Tenant does not have any right to terminate its Lease; provided, however, that a Qualified Dark Property shall only remain a Qualified Dark Property for a period of six (6) months from the date that a Tenant at such property first vacated or stopped doing business at the Property, and under no circumstances shall a property be deemed a Qualified Dark Property at anytime beyond such six (6) months period.
     “Qualified Property” means as defined in Section 4.2.
     “Redeemable Common Stock” means, with respect to any Person, such Person’s redeemable common stock as reported on such Person’s 10-K or 10-Q SEC filings.
     “Remargining Payment” means as defined in Section 2.20(c).
     “Repayment Guaranty” means the Loan and Continuing Guaranty now or hereafter executed by Guarantor in favor of Lender, as such agreement may be amended, modified, restated, renewed and supplemented from time to time.
     “Requirements” means (a) any and all obligations, requirements, restrictions and other terms and conditions in effect now or in the future by which Borrower, any Loan Party or any or all of the Qualified Properties are bound or which are otherwise applicable to any or all of the Qualified Properties, or occupancy, operation, ownership, or use of Qualified Properties, (b) other terms and conditions, restrictions, and requirements imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any Approvals and Permits, (d) any Permitted Exceptions, (e) any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Qualified Property, (f) any insurance policies, (g) any other agreement, document, or instrument to which Borrower or a Loan Party is a party or by which Borrower, a Loan Party or any of the Qualified Properties or the business or operations of Borrower or any Loan Party is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any of the Qualified Property is bound.
     “Revolving Facility Termination Date” means December 16, 2012.
     “SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Lender is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the COP III.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Taxes” means all income, excise and other taxes of whatever nature as well as all levies, imposts, duties, charges or fees of whatever nature, excluding Excluded Taxes.
     “Tenant” means each tenant under a Lease.

     “Title Company” means First American Title Insurance Company and any other title company reasonably acceptable to Lender, together with any successor thereto.
     “Title Policy” means a title insurance policy in the form of an American Land Title Association Loan Policy extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance reasonably satisfactory to Lender and containing such endorsements as Lender may reasonably require.
     “Threshold Amount” means $10,000,000.
     “Total Asset Value” means, with respect to a Person, such Person’s total asset value (or equivalent) as reported on such Person’s 10-K or 10-Q SEC filings.
     “Total Debt Service” means, as of any date of determination and for any period, assumed interest and principal payments on the Available Commitment as of such date of determination, using an interest rate equal to the then 10-year Treasury Note plus 3% and a 25-year amortization period.
     “Total Liabilities” means, with respect to a Person, such Person’s total liabilities (or equivalent) as reported on such Person’s 10-K or 10-Q SEC filings.
     “Total Stockholders Equity” means, with respect to a Person, such Person’s total stockholders equity (or equivalent) as reported on such Person’s 10-K or 10-Q SEC filings.
     “Type” refers to whether the rate of interest on a Borrowing or other portion of an Advance is determined by reference to the Fixed Rate or the Floating Rate.
     “Unmatured Event of Default” means any condition or event that with notice, passage of time, or both, would be an Event of Default.
     “Unused Fee” means as defined in Section 2.14(c).
     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.
     1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “through and including.” Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.
     1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless otherwise indicate all approvals and determinations by Lender shall be made in the sole but reasonable discretion of Lender and shall be conclusive absent manifest error. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference to this Agreement or the other Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. All terms that are used herein and defined by reference to other documents shall be deemed to refer to such documents as in effect on the date of this Agreement and such amendments to such documents after the date hereof to the extent that the Lender has approved such amendments in writing.
     1.5 No Presumption Against Any Party. Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
ARTICLE 2
COMMITMENT
     2.1 Commitment.
     (a) Right to Advances Generally. Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrower from time to time in amounts as provided for herein. BORROWER ACKNOWLEDGES AND AGREES THAT THE ADVANCES TO BE MADE HEREUNDER SHALL CONSIST OF THE AVAILABLE COMMITMENT ONLY AND, EXCEPT FOR THE AVAILABLE COMMITMENT, LENDER SHALL HAVE NO OBLIGATION TO MAKE ADVANCES TO OR FOR THE BENEFIT OF BORROWER OR ANY OTHER PERSON.
     (b) Revolving Nature of Commitment Through the Revolving Facility Termination Date. Initially, the Commitment shall constitute a revolving line of credit and Advances repaid may be reborrowed on a revolving basis through the Revolving Facility Termination Date.
     (c) Termination of Revolving Nature of Commitment. On the first day after the Revolving Facility Termination Date, the Commitment Amount shall be reduced from $25,000,000.00 to $23,000,000.00 and the Commitment shall cease to be a revolving line of credit, and instead shall be a fixed line of credit under which Advances repaid by Borrower may not be reborrowed.
     (d) Although the principal balance of the outstanding Advances may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of Lender to make Advances expire and all Obligations are paid and performed in full. Upon the occurrence and during the continuance of an Unmatured Event of Default, Lender shall not be required to make any Advances and Lender may suspend its obligation to make Advances. Upon the occurrence and during the continuance of an Event of Default, Lender shall not be required to make any Advances and Lender may suspend or terminate its obligation to make Advances. The obligation of Borrower to repay Advances is evidenced by the Note
     (e) If, as of any determination date, the Debt Service Coverage Ratio is less than 1.60 to 1.0, no Advances shall be made until the Borrowing Base has been adjusted such that the Debt Service Coverage Ratio is 1.60 to 1.0 or greater.
     2.2 Requests for Advances.
     (a) Advances. Each Advance shall be requested and, subject to the Available Commitment, made as described in Section 2.16. Borrower acknowledges that Section 2.16 only provides the method for the making of Advances and does not set forth the method for the selection of Interest Rates as applicable to any Borrowing. Accordingly, in addition to the requirements of Section 2.16, in order to select the applicable Interest Rate from time to time the Borrower shall comply with this Section 2.2.
     (b) Interest Elections. Each Advance initially shall be a Floating Rate Borrowing unless Borrower has elected a Eurodollar Borrowing as provided herein. Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.2. Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.
     (c) Making an Election. To make an election pursuant to this Section 2.2, COP III shall notify Lender of such election by telephone or electronic transmission (including e-mail) (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., Milwaukee, Wisconsin time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Floating Rate Borrowing, not later than 2:00 p.m., Milwaukee, Wisconsin time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by electronic transmission (including e-mail), hand delivery or telecopy to Lender of a written Interest Election Request signed by Borrower.
     (d) Content of Election. Each telephonic and written Interest Election Request shall specify the following information:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
     (iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurodollar Borrowing.
If any such Interest Election Request requests a Eurodollar Borrowing it will be deemed to have specified an Interest Period of one month.
     (e) Permitted Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $500,000.00. No Interest Period may be elected that would end after the Maturity Date.
     (f) Failure of Timely Election. If COP III fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed continued as a Eurodollar Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto.
     2.3 Funding of New Advances. Lender shall make each Advance to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Milwaukee, Wisconsin time, to the account of Borrower most recently designated by it for such purpose by notice to the Lender. Subject to the restrictions set forth in this Agreement, Lender will make such Advances available to Borrower by promptly (but in no event later than 2:00 p.m., Milwaukee, Wisconsin time) crediting the amounts so received, in like funds, to an account of Borrower maintained with Lender and designated in writing by COP III.
     2.4 Prepayment of Advances; Termination and Reductions of Commitments.
     (a) Right to Prepay. Borrower shall have the right at any time and from time to time to prepay any outstanding principal in whole or in part, subject to prior notice in accordance with Section 2.4(b).
     (b) Method of Prepayment. COP III shall notify Lender by telephone (confirmed by telecopy) or electronic transmission (including e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Milwaukee, Wisconsin, time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Borrowing, not later than 1:00 p.m., Milwaukee, Wisconsin, time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under Section 2.8.
     (c) Borrower may at any time terminate, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.8), the Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon. Borrower may from time to time reduce, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.8), the Commitment, provided that Borrower shall not reduce the Commitment if, after giving effect to any concurrent prepayment of the Advances in accordance with this Section 2.4 and any Remargining Payment pursuant to Section 2.20, the Outstanding Credit Exposure would exceed the Available Commitment. Any termination or reduction of the Commitment shall be permanent. Borrower shall notify the Lender of any election to terminate or reduce the Commitment under this paragraph at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Any notice of termination or reduction of the Commitment delivered by COP III may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by COP III (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.
     2.5 Interest.
     (a) Floating Rate Borrowing. Each Floating Rate Borrowing shall bear interest at the Floating Rate.
     (b) Eurodollar Borrowing. Each Eurodollar Borrowing shall bear interest at the Fixed Rate for the Interest Period in effect for such Borrowing.
     (c) Default Interest Rate. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise and such failure constitutes an Event of Default, such overdue amount shall bear interest during the continuance of such Event of Default, commencing as the date of such Event of Default, after as well as before judgment, at a rate per annum (the “Default Interest Rate”) equal to (i) in the case of overdue principal or interest of any Advance, 2% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to Floating Rate Borrowings as provided in Section 2.5(a).

     (d) Minimum Interest Rate. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Interest Rate ever be less than 4.5% or more than the Highest Lawful Rate.
     (e) Interest Payments. Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity; provided that (i) Default Interest accrued pursuant to paragraph (c) of this Section 2.5 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing (other than a prepayment of a Floating Rate Borrowing), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
     (f) Computation of Interest. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Floating Rate, Prime Rate or Adjusted LIBO Rate shall be determined by Lender in accordance with the terms hereof and such determination shall be conclusive absent manifest error.
     (g) Advances for Interest and Fees. Borrower hereby authorizes the Lender, during the continuance of an Event of Default, to make Advances to itself to pay interest and any fees when due under this Agreement, so long as such Advances shall not cause the Outstanding Credit Exposure to exceed the Available Commitment. Such authorization is irrevocable and no further direction or authorization shall be required for the Lender to make such Advances. Lender may make such Advances notwithstanding that Borrower may be in default under the terms of this Agreement or any other Loan Document. Nothing in this provision shall prevent Borrower from paying interest and fees from its own funds, or otherwise excuse Borrower’s obligation to pay such interest and fees.
     2.6 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing, Lender determines (which determination shall be conclusive absent manifest error) that:
     (a) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Eurodollar Borrowing for such Interest Period;
then Lender shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Eurodollar Borrowing to or continuation of any Eurodollar Borrowing as such shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as a Floating Rate Borrowing.
     2.7 Increased Costs.
     (a) Change in Law. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings;
and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Borrowing) or to increase the cost or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by Lender to a level below that which Lender or Lender’s holding company would have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
     (c) Lender’s Certificate. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.7(a) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay to Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) No Waiver. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 2.7 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

     2.8 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered by Borrower pursuant hereto, then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Borrowing, such loss, cost or expense to Lender shall be deemed to equal an amount reasonably determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the Fixed Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other commercial lenders in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.8 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     2.9 Reserved.
     2.10 Maturity of the Obligations. On the Maturity Date or, if sooner, upon acceleration after an Event of Default in accordance with this Agreement, all Obligations, together with all principal, interest, and other charges outstanding pursuant to the Loan Documents shall be immediately due and payable.
     2.11 Taxes.
     (a) No Deduction For Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if Borrower shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything contained in this Section 2.11 or any Loan Document, in no event shall Borrower be responsible for any amounts constituting or increases relating to Excluded Taxes.
     (b) Other Taxes. In addition, Borrower shall pay any other Taxes to the relevant Governmental Authority in accordance with applicable law, except for such Taxes being contested in a manner provided in paragraph (b)(i) through (iii) of the definition of “Permitted Exceptions.”

     (c) Tax Indemnity.
     (i) Borrower shall indemnify Lender for the full amount of any Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Notwithstanding anything contained in this Section 2.11 or any Loan Document, in no event shall Borrower be required to indemnify any Person for Excluded Taxes.
     (ii) Without limiting the provisions of subsection (a) or (b) above, Lender shall, and does hereby, indemnify the Borrower and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Lender) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation specified in subsection 2.11(e)(ii)(A and B). The agreements in this clause (ii) shall survive any assignment of rights by Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payment. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
     (e) Status of Lenders; Tax Documentation.
     (i) Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to Lender by the Borrower pursuant to this Agreement or otherwise to establish Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing,

     (A) If Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, Lender shall deliver to the Borrower an executed original of Internal Revenue Service Form W-9; and
     (B) If Lender is a Foreign Person that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document, Lender shall deliver to the Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Person becomes the Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Person is legally entitled to do so), such properly completed and executed documentation prescribed by applicable Law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (iii) Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of Lender, and as may be reasonably necessary to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Lender make any withholding or deduction for taxes from amounts payable to Lender.
     (f) Tax Refunds. If Lender receives a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section 2.11 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
     2.12 Repayment; Evidence of Debt.
     (a) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Advances and all unpaid accrued interest on the Maturity Date.
     (b) Lender Accounting. Lender shall maintain in accordance with its usual practice an accounting of the indebtedness of Borrower resulting from each Advance made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.
     (c) Reserved.

     (d) Prima Facie Evidence. The entries made in the accounting maintained pursuant to paragraph (b) or (c) of this Section 2.12 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Advances in accordance with the terms of this Agreement.
     (e) Note. The Advances made by Lender shall be evidenced by the Note executed by Borrower in favor of Lender.
     2.13 Maximum Interest Rate.
     (a) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve, or take, interest (it being understood that “interest” shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided that, if the interest rates decline below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Advances) until the interest that has been paid equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates specified in this Agreement.
     (b) If, for any reason, Lender receives anything of value as interest or anything deemed interest by applicable law under this Agreement or any of the other Loan Documents or otherwise that results in Lender receiving interest in an amount in excess of the Highest Lawful Rate, the amount of such excess shall be applied to the reduction of the principal amount owing hereunder or on account of any other Indebtedness of Borrower owing to Lender, and not to the payment of interest. If the amount of such excess exceeds the unpaid principal balance of all Indebtedness of Borrower owing to Lender, such amount shall be refunded to Borrower.
     (c) In determining whether or not the interest paid or payable with respect to any Indebtedness of Borrower owing to Lender exceeds the Highest Lawful Rate, the Borrower and Lender shall, to the maximum extent permitted by applicable law: (A) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (B) exclude voluntary prepayments and the effects thereof; (C) amortize, prorate, allocate, and spread the total amount of interest throughout the actual term of such Indebtedness so that it does not exceed the maximum amount permitted by applicable law; or (D) allocate interest between portions of such Indebtedness so that, to the greatest extent possible, no such portion shall bear interest at a rate greater than the Highest Lawful Rate.

     (d) For purposes of this Section 2.13, the term “applicable law” means the internal laws of the State of Illinois, provided that, to the extent, contrary to the express intent of the parties, Illinois law is found to be inapplicable to this Agreement, then “applicable law” also means that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, and, to the extent controlling, laws of the United States of America.
     2.14 Fees.
     (a) Commitment Fee. Borrower agrees to pay the Commitment Fee to Lender on or before the Effective Date.
     (b) Cancellation Fee. Borrower may cancel the Commitment provided that Borrower pays the Cancellation Fee described herein. If Borrower cancels the Commitment at any time prior to the Revolving Facility Termination Date, Borrower shall pay a cancellation fee equal to 2% of the Commitment Amount (the “Cancellation Fee”). Thereafter until the Maturity Date, the Cancellation Fee of 2% of the Commitment Amount shall be reduced by 25 basis points for each quarter in which the Commitment has remained open after the Revolving Facility Termination Date. For purposes of illustration, in the event Borrower cancels the Commitment during the 46th month of the Facility term, the Cancellation Fee would be 1.25% of the Facility Amount (2% less 75 basis points which represents a 25 basis point reduction for months 37-39, 40-42, and 43-45 in which the Commitment remained open). This Cancellation Fee shall be charged in lieu of the Unused Fee described below at the time of Borrower’s cancellation of the Commitment.
     (c) Unused Fee. Borrower shall pay to Lender a fee (the “Unused Fee”) calculated on a quarterly basis and due and payable quarterly in arrears (i) within ten (10) days following the last day of each fiscal quarter of Borrower, (ii) on the Maturity Date, and (iii) on the date the Commitment has been terminated, with the first payment due ten (10) days after the last day of the first fiscal quarter after the Effective Date. For each fiscal quarter (or portion thereof), the Unused Fee will be computed pursuant to the following: (1) 0.50% per annum on the average daily unused portion of the Available Commitment if the average daily usage of the Available Commitment is less than 50% of the then Available Commitment, or (2) 0.375% per annum on the average daily unused portion of the Available Commitment if the average daily usage of the Available Commitment is greater than or equal to 50% of the then Available Commitment.
     (d) Fees Non-Refundable. Borrower acknowledges that all fees payable under this Section 2.14 are (i) fully earned on the date on which they are payable, and (ii) nonrefundable when paid (exclusive of double payments and other manifest errors).
     (e) Computation of Fees. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

     (f) Closing Costs and Expenses. In addition to the fees set forth in this Section 2.14, Borrower shall pay, on or prior to the Effective Date, all outstanding costs and expenses pursuant to Section 2.17.
     2.15 General Provisions as to Payments.
     (a) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees) prior to 1:00 p.m., Milwaukee, Wisconsin time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices in Milwaukee, Wisconsin, except that payments pursuant to Sections 2.11 and 9.12 shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.
     (b) Application of Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of Swap Obligations then due.
     (c) Reserved.
     (d) Reserved.
     2.16 Advances.
     (a) Method for Advances. Subject to the terms and conditions set forth in this Agreement and further subject to the Available Commitment, Advances shall be made by Lender at the request of the Person or Persons designated by Borrower from time to time on Lender’s form of signature authorization in accordance with Section 2.2; provided, however, that Lender shall have acknowledged receipt of any changes in the Person or Persons designated by Borrower, and such Person or Persons designated by Borrower will have executed a new signature authorization form. Subject to Section 2.1 and the other terms and conditions of this Agreement (including those hereinafter set forth), such Person or Persons are hereby authorized by Borrower to request Advances (subject to the limitations in this Agreement) not more frequently than one (1) time per day, and to direct the disposition of the proceeds of Advances until written notice of the revocation of such authority is received from Borrower by Lender and Lender has had a reasonable time to act upon such notice. Lender has no duty to monitor for Borrower, or to report to any such Person, the use of proceeds of Advances.
     (b) Use of Advances. Advances may be used only to finance COP III’s, or any Subsidiary’s of COP III (and as applicable, a Subsidiary of COP III) or Guarantor costs of acquiring and operating single tenant or mixed-use properties located in the United States of America, including, without limitation, the use of Advances by Project Borrowers to pay for, with respect to Qualified Properties, operating expenses, capital improvements, leasing expenses and general ownership obligations, and any business activities and investments incidental thereto. The provisions of this Section 2.16(b) do not require Lender to monitor the use and application of Advances and does not restrict Lender from making Protective Advances or from making Advances as otherwise permitted by this Agreement (such as pursuant to Section 2.17).
     (c) Limitation on Advances. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, in no event shall Lender be required to make any Advance if, after giving effect to such Advance, the Outstanding Credit Exposure exceeds the Available Commitment.
     2.17 Costs and Expenses.
     (a) Costs and Expenses. Borrower shall pay to Lender on demand all reasonable out-of-pocket costs, expenses, and fees of Lender arising in connection with the Commitment (including, without limitation, reasonable fees and expenses for outside attorneys, consultants, inspectors and other professional advisers, paralegals, document clerks and specialists, and costs and expenses of market studies, absorption studies, appraisals, appraisal review, title review, title insurance, surveys, environmental assessments, environmental testing, environmental cleanup, other inspection, processing, title, filing, and recording costs, expenses, and fees and Protective Advances): (i) in the negotiation, documentation, execution, delivery and modification of the Loan Documents; (ii) in inspecting the Eligible Collateral; (iii) in enforcement of the Loan Documents and the exercise of the rights and remedies of Lender thereunder; (iv) in defense of the legality, validity, binding nature and enforceability of the Loan Documents; and (v) in preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken. Such costs, expenses, and fees will include, without limitation, all such reasonable out-of-pocket costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level).
     (b) Failure to Pay. If any costs, expenses and fees or any other costs, expenses and fees from time to time due under the Loan Documents are not paid within ten (10) days after written demand by Lender, Borrower agrees to pay interest on such costs, expenses, and fees at the Default Interest Rate from the date incurred until paid in full. In addition, if such costs, expenses and fees are not paid within such ten (10) day period, Lender may cause Advances to be made to pay such costs, expenses and fees, whether or not such Advance has been requested and whether or not the conditions precedent to an Advance have been satisfied.
     2.18 Mitigation Obligations; Termination of Commitment.
     (a) Mitigation Obligations. If Lender requests compensation under Section 2.7, or if Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.11, then Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 or 2.11, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
     (b) Termination of Commitment. If Lender requests compensation under Section 2.7, or if Lender defaults in its obligation to fund Advances hereunder, Borrower may at any time terminate, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.8), the Commitment in accordance with Section 2.4(c) and no Cancellation Fee shall be payable in connection therewith.
     2.19 Releases of Collateral and Project Borrowers. In connection with any removal of Qualified Properties pursuant to Section 4.3(ii), Lender shall release such Collateral from the Liens under any Loan Document, and the related Project Borrower, if each of the following conditions precedent is satisfied:
     (a) Generally. With respect to all releases:
     (i) Notification to Lender. COP III or the closing agent handling the sale shall have notified Lender in writing of the Collateral to be released.
     (ii) Remargining Payments Required. Borrower shall have made all payments required to be made pursuant to Section 2.20 after giving effect to such release.
     (iii) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.
     (iv) Endorsements. If the Title Policy covering the Collateral to be released also covers other Collateral that is not being released, Borrower shall have provided Lender with partial release or modification endorsements to the Title Policy as Lender may reasonably request in connection with each release.

     (v) Processing/Release Fees and Costs. Borrower shall have paid (1) the Collateral Change Fee, (2) Lender’s reasonable out-of-pocket costs incurred by Lender in connection with such release, and (3) to the extent applicable, any fees owed to a trustee under the Mortgage Instruments.
     (vi) Escrow Arrangements. Each release shall be made by Lender by delivery of the release documents to Title Company upon satisfaction of the conditions precedent to such release pursuant to this Section 2.19(a).
     (b) Project Borrower. Upon satisfaction of the conditions precedent contained in this Section 2.19, the Project Borrower that owns the Qualified Property that is being released from the Collateral shall also be released from its obligations under each Loan Document to which such Project Borrower is a party and shall cease to be a “Project Borrower” and a “Loan Party” unless such Project Borrower owns other Qualified Property included in the remaining Collateral.
     (c) Intentionally Omitted.
     (d) Adjustment to Borrowing Base. Any Collateral released shall no longer be Eligible Collateral and the Borrowing Base Value shall be immediately and automatically adjusted to reflect such release. Even though an item of Collateral is not included as Eligible Collateral, all conditions precedent to release will continue to apply.
     2.20 Remargining.
     (a) Maximum Outstanding. Anything in the Loan Documents to the contrary notwithstanding, the total Outstanding Credit Exposure shall not at any time exceed the Available Commitment.
     (b) No Advances. Borrower shall not be entitled to any Advances if the effect thereof would be to cause the test in Section 2.20(a) to be violated.
     (c) Payments.
     (i) If for any reason at any time, the Outstanding Credit Exposure exceeds the Available Commitment (including, without limitation, by reason of Commitment Amount reductions, changes in Appraised Values of Qualified Properties relating to Appraisals delivered to Lender, exclusion of Eligible Collateral, adjustments to the Borrowing Base or the Borrowing Base Value in accordance with this Agreement), Borrower shall be obligated to make a payment equal to the amount of such excess (each payment, a “Remargining Payment”); provided, however, if such excess is due to the removal of a Disqualified Property from the Borrowing Base, no Remargining Payment will be required unless Borrower fails to eliminate such excess within 30 days after Borrower’s receipt of written notice from Lender pursuant to Section 2.20(d); and no Advances shall made until Borrower has eliminated such excess.

     (d) Due Date. Except as provided in clause (c) above, each payment pursuant to this Section 2.20 will be due no later than 1:00 p.m. (Milwaukee, Wisconsin time) on the Business Day after the Business Day upon which Lender notifies Borrower (which notice shall be given by facsimile or in writing) that such Remargining Payment is required.
ARTICLE 3
BORROWING BASE
     3.1 Determination of Borrowing Base. Subject to the limitations and adjustments set forth in this Article 3, the “Borrowing Base” shall equal the sum of the Borrowing Base Value allocated to each of the Qualified Properties comprising Eligible Collateral. As used herein, “Borrowing Base Value” means, with respect to each Qualified Property comprising Eligible Collateral, the lesser of (i) (a) fifty percent (50%) of the Appraised Value of such Qualified Property, or (b) fifty percent (50%) of the Acquisition Costs of such Qualified Property, or (ii) Ten Million and No/100 Dollars ($10,000,000.00).
     3.2 Adjustments to Borrowing Base; Additional Limitations on Borrowing Base Value.
     (a) Adjustments to Borrowing Base. Notwithstanding the Borrowing Base amount determined by Lender from time to time in accordance with Section 3.1 above, the Borrowing Base shall automatically be adjusted downward to comply with all of the following limitations:
     (i) The Debt Yield shall equal or exceed 14%;
     (ii) The Debt Service Coverage Ratio shall be 1.60 to 1.0 or greater;
     (iii) The aggregate Borrowing Base Value of the Qualified Properties comprising Eligible Collateral leased to the same Tenant (or its Affiliates) shall not, in the aggregate, exceed thirty percent (30%) of the Borrowing Base;
     (iv) The aggregate Borrowing Base Value of the Qualified Properties comprising Eligible Collateral occupied by Plus-Credit Tenants pursuant to a Lease shall comprise no less than seventy-five percent (75%) of the Borrowing Base; and
     (v) If a Qualified Property shall at any time convert into a Disqualified Property, the credit to the Borrowing Base previously allocated to such property shall immediately be removed.
     (b) Additional Limitations on Borrowing Base. If any of the limitations on the Borrowing Base set forth in this Agreement are exceeded, Lender may in its reasonable discretion either remove otherwise Qualified Properties from Eligible Collateral until such limitations are met, reasonably adjust the applicable Borrowing Base Values in order that such limitations are not exceeded, or require Borrower to make a Remargining Payment.

     3.3 Exclusions from Eligible Collateral. If (i) any Collateral constituting Eligible Collateral is materially damaged or destroyed or becomes subject to any material condemnation proceeding, (ii) Borrower violates any provisions of, or breaches any representations and warranties in, the Loan Documents (including, without limitation, the Environmental Agreement) with respect to such Collateral that Lender reasonably determines materially and adversely affects the value of the Collateral, or (iii) Lender makes or is entitled to make any claim under the Title Policy with respect to a matter that Lender reasonably determines materially and adversely affects the Collateral, such Collateral may, in Lender’s reasonable discretion and upon written notice to Borrower, be declared by Lender to no longer be Eligible Collateral. In addition, if any such Collateral does not continue to meet all the requirements applicable to Eligible Collateral, such Collateral will no longer constitute Eligible Collateral. Any determination by Lender as to whether certain Collateral constitutes Eligible Collateral will be final, conclusive, binding and effective, absent manifest error, upon such written notice to Borrower.
     3.4 Borrowing Base Reports and Collateral Certificates.
     (a) Borrowing Base Report and Collateral Certificate. On or before 15 days after the end of each fiscal quarter, Borrower will prepare and submit to Lender a proposed Borrowing Base Report and Collateral Certificate for all of the Eligible Collateral. Such Borrowing Base Report and Collateral Certificate will be substantially in the form of the Borrowing Base Report and Collateral Certificate attached as Exhibit F. With respect to the Eligible Collateral, each Borrowing Base Report and Collateral Certificate will also take into account the adjustments and limitations permitted or required by this Agreement.
     (b) Form of Report and Certificate. If requested by Lender, the proposed Borrowing Base Report and Collateral Certificate will be in an electronic format.
     (c) Approval of Borrowing Base Report. Each proposed Borrowing Base Report and Collateral Certificate shall be subject to approval and adjustment by Lender, in its reasonable discretion, based upon (i) Lender’s review of such report, and (ii) such other information as Lender may reasonably require in order to verify the Borrowing Base, Eligible Collateral, the Borrowing Base Values, and all other amounts and items relating thereto. Each determination by Lender of the Borrowing Base, Eligible Collateral, the Borrowing Base Values, and the amount of each Advance (and all other amounts and items entering into such determinations), will be final, conclusive and binding upon Borrower, absent manifest error. If Lender rejects a Borrowing Base Report and Collateral Certificate, Borrower shall make such revisions and adjustments to the proposed Borrowing Base Report and Collateral Certificate as Lender may reasonably request. Lender will use reasonable efforts to review each Borrowing Base Report and Collateral Certificate and make any adjustments or provide approval within three (3) Business Days after receipt of each Borrowing Base Report and Collateral Certificate that complies with the requirements of this Section 3.4, provided that Lender’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

     (d) Frequency of Computation of Borrowing Base. Regardless of whether Borrower timely delivers a Borrowing Base Report and Collateral Certificate as and when required pursuant to this Agreement, Lender may, from time to time, compute the Borrowing Base based on the above formula in Lender’s sole but reasonable discretion and such determination by Lender shall be conclusive and immediately effective, absent manifest error.
     3.5 General. Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Advances required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents, (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents, and (c) Borrower will remain obligated to pay all costs, expenses, and fees now or hereafter arising in connection with acquisition, development, maintenance, occupancy, operation, and use of the Collateral.
     3.6 Appraisals.
     (a) Appraisal Requirements. The form and substance of each Appraisal must be satisfactory to Lender. Each Appraisal of a Qualified Property shall be based upon the “as is” appraised value of such Qualified Property. All Appraisals must comply with the appraisal policies and procedures of Lender, regulatory directives or orders imposed on Lender, and with all applicable Laws, including, without limitation, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.
     (b) Appraiser Engagement. Each Appraisal must be prepared by an appraiser selected and engaged by Lender. Borrower will notify Lender in writing that Borrower desires to include a Qualified Property in Eligible Collateral for which no Appraisal then exists and will provide to Lender all information necessary to allow an Appraisal to be ordered by Lender. Lender will engage an appraiser to perform an Appraisal only when it receives all information reasonably deemed necessary by Lender and the appraiser for preparation of such Appraisal. Lender will not have any liability to Borrower or any other Person with respect to delays in the Appraisal process.
     (c) Appraisal Evaluation. Upon receipt of an Appraisal, Lender will review the Appraisal in accordance with the appraisal policies and procedures of Lender and determine the Appraised Value. Lender will notify Borrower of such approval of the Appraised Value.
     (d) Additional Appraisals. Notwithstanding anything in this Section 3.6 to the contrary, Lender may order updated Appraisals (i) if such Appraisals are required by any laws, rules, regulations or generally applicable appraisal policies and lending procedures of Lender, (ii) if an Event of Default by Borrower or any other Loan Party has occurred and is continuing, or (iii) if Lender deems such Appraisals to be necessary based upon changes in land values or other market conditions; provided, however, Lender may only order an updated Appraisal pursuant to this clause (iii) one (1) time per calendar year per Qualified Property. Borrower shall pay the reasonable out-of-pocket cost and expense of all Appraisals obtained by Lender, in accordance with this clause (d).
     (e) Expenses. Subject to Section 3.6(d), Borrower will reimburse Lender for all reasonable out-of-pocket costs and expenses incurred in the appraisal process and in establishing and monitoring Appraised Values. All reimbursements by Borrower to Lender required by this Section 3.6 will be paid to Lender within fifteen (15) days after notice from Lender to Borrower.
ARTICLE 4
CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the Effective Date, in each case as reasonably determined by Lender. If the conditions precedent are not satisfied (or waived pursuant to Section 4.5) on or before such deadline, Lender may cancel this Agreement upon written notice to Borrower. The conditions precedent to be satisfied are as follows:
     (a) Representations and Warranties Accurate. The representations and warranties by Borrower and the other Loan Parties in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.
     (b) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.
     (c) No Material Adverse Change. Lender shall have reasonably determined that no Material Adverse Change has occurred with respect to COP III or CCPT III, or taken as a whole, the Project Borrowers, since the most recent financial statements and reports provided to Lender.
     (d) Documents. Lender shall have received the following agreements, documents and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Lender and its legal counsel:
     (i) Loan Documents. The Loan Documents, including, without limitation, Certifications of Non-Foreign Status and such other documents as reasonably required by Lender;
     (ii) Formation Documents. Borrower shall have provided Lender and Lender shall have reasonably approved (a) the Formation Documents of Borrower and each other Loan Party, together with such resolutions, consents and other documents as Lender may reasonably require to evidence the due formation, valid existence and authority of Borrower and each other Loan Party, and (b) Certificates of Good Standing issued by the applicable State office for Borrower and each other Loan Party;
     (iii) Authorization Documents. Certified copies of the Authorization Documents of Borrower and each other Loan Party authorizing Borrower and each other Loan Party to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower or any Loan Party in connection herewith, and certifying the names and signatures of the officers of Borrower and each Loan Party authorized to execute this Agreement and to request Advances on behalf of Borrower; and
     (iv) Estoppel Certificates; SNDAs. A fully executed tenant estoppel certificate and subordination, non-disturbance and attornment agreement from each Tenant with respect to each Qualified Property included in Eligible Collateral, in form and substance reasonably acceptable to Lender.
     (e) Payment of Costs, Expenses and Fees. Payment of all costs, expenses and fees to be paid by Borrower or any Loan Party under the Loan Documents on or before the Effective Date shall have been paid in full.
     (f) Ownership. The applicable Project Borrower shall be the owner of the applicable Qualified Property included in Eligible Collateral, subject only to Permitted Exceptions.
     (g) Qualified Properties Purchase Documents. Borrower shall have provided copies of the purchase contracts for each of the Qualified Properties included in Eligible Collateral and the related closing statements for said purchases, certified as true, correct and complete by Borrower and the applicable Project Borrower.
     (h) Leases. Borrower shall have provided copies of all Leases and Lease Documents for each Qualified Property included in Eligible Collateral.
     (i) Proforma Budgets. Borrower shall have submitted to Lender a budget for each Qualified Property included in Eligible Collateral in form and substance reasonably acceptable to Lender.
     (j) Plat; Survey. Borrower shall have delivered to Lender a copy of the recorded plat or ALTA survey (meeting the reasonable requirements of Lender) of each Qualified Property included in Eligible Collateral, certified to and in a manner reasonably acceptable to Lender.
     (k) Zoning. Lender shall have received reasonably satisfactory evidence indicating compliance by the Improvements upon each Qualified Property included in Eligible Collateral with applicable zoning requirements (and all required variances are obtained).

     (l) Inspections; Tests. Borrower shall have provided copies of all inspection and test reports with respect to each Qualified Property included in Eligible Collateral made by or for Borrower or a Project Borrower.
     (m) Environmental Reports. Lender shall have received an environmental report with respect to each Qualified Property included in Eligible Collateral prepared by an environmental consultant reasonably acceptable to Lender. Each such environmental report shall be approved by Lender in Lender’s sole but reasonable discretion.
     (n) Mortgage Instruments; Title Policy. Lender shall have received each Mortgage Instrument required to encumber each Qualified Property included in Eligible Collateral, which Mortgage Instrument shall have been duly executed and delivered by the applicable Project Borrower, granting Lender a first priority lien thereon, subject to Permitted Exceptions, and Lender shall have received a commitment from Title Company to issue the Title Policy.
     (o) Flood Zone. Lender shall have received satisfactory evidence indicating whether each Qualified Property included in Eligible Collateral is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance reasonably satisfactory to Lender.
     (p) Appraisal. Lender shall have received a current Appraisal of each Qualified Property included in Eligible Collateral that is acceptable to Lender in Lender’s sole but reasonable discretion.
     (q) Searches. Lender shall have obtained current UCC, tax and judgment searches made in such places as Lender may reasonably specify, covering COP III and Project Borrowers and showing no filings relating to, or which could relate to, the Qualified Properties other than those made hereunder.
     (r) Insurance. Lender shall have received from Borrower and Guarantor evidence of the policies of insurance required by this Agreement and the other Loan Documents.
     (s) Financial Statements. Lender shall have received the most recent available financial statements of COP III and CCPT III.
     (t) IRS Forms. With respect to COP III and Project Borrowers, a signed IRS Form W-8 or W-9, as applicable.
     (u) Opinion Letter. A legal opinion or opinions from counsel for Borrower and the Project Borrowers, in form and substance reasonably acceptable to Lender and Lender’s counsel.

     (v) Other Items. Borrower shall have provided Lender with such other agreements, documents and instruments as Lender may reasonably require.
     (w) Other Actions. Borrower has performed such other actions as Lender may reasonably require.
     4.2 Qualification of Qualified Properties as Eligible Collateral. Borrower may include and maintain properties as “Qualified Properties” only if the following conditions precedent are satisfied, and at any time any of the following conditions fail to be or remain satisfied, such Qualified Property shall automatically and immediately be deemed a “Disqualified Property”:
     (a) The property shall be 100% occupied by a single Tenant which is currently paying rent, or the property is a Qualified Dark Property;
     (b) The property shall be located in the United States of America and owned by a Project Borrower;
     (c) The property shall be leased to a Tenant rated BBB- or better by S&P, Baa3 or better by Moody’s, or BBB- or better by Fitch;
     (d) At all times, a tenant shall lease (and if not a Qualified Dark Property, occupy) the property pursuant to an executed net lease with a minimum remaining lease term of eight (8) years, exclusive of any extension options and free of any co-tenancy clauses.
     (e) Each property shall be encumbered by a Mortgage Instrument executed by the applicable Project Borrower creating a first priority lien in favor of Lender for the benefit of the Lender, subject only to Permitted Exceptions;
     (f) With respect to each property, Title Company has issued to Lender a Title Policy (or a commitment to issue a Title Policy) insuring Lender’s first priority lien encumbering the property (together with any requested endorsements thereto), subject only to Permitted Exceptions;
     (g) The property is covered by policies of insurance required by this Agreement and the other Loan Documents;
     (h) With respect to each property, Lender has conducted and approved any due diligence it deems reasonably necessary, including but not limited to, appraisals, environmental reviews, property inspections, title report reviews, plat/survey reviews, physical condition reports, Lease reviews, Formation Document reviews and any other due diligence reviews contemplated by Section 4.1 above; and
     (i) Lender otherwise approves the property as a Qualified Property hereunder in its sole but reasonable discretion.

     4.3 Addition and Removal of Qualified Properties and Project Borrowers. After the Effective Date of this Agreement, but only upon satisfaction of all the conditions set forth in Section 4.1 and Section 4.2 with respect to any additional properties and Project Borrowers, and subject to Lender’s approval thereof, Borrower shall have the right to (i) add one or more properties to the pool of Qualified Properties upon which the Eligible Collateral and Borrowing Base is determined that conform to the attributes of a Qualified Property set forth in Section 4.2, so long as the applicable Project Borrower executes and delivers to Lender a Mortgage Instrument, Borrower Assumption Agreement and Environmental Agreement, and (ii) remove one or more properties from the pool of Qualified Properties upon which the Eligible Collateral and Borrowing Base is determined, and the Mortgage Instruments encumbering said removed properties shall be released so long as, after giving effect to such release and any payment by Borrower of any Remargining Payment, the then Outstanding Credit Exposure is less than or equal to the Available Commitment.
     4.4 Additional Conditions Precedent to All Advances Against Eligible Collateral. Lender’s obligations to make Advances is further subject to the satisfaction of the following additional conditions precedent at the time the Advance is requested and at the time the Advance is to be made, as reasonably determined by Lender:
     (a) Defaults. No Event of Default shall have occurred and be continuing on the date of such Advance, both before and after giving effect thereto.
     (b) Other Conditions Precedent. Borrower will have satisfied all conditions precedent to Advances in this Agreement and the other Loan Documents.
     (c) Mortgage Instrument. Such Eligible Collateral shall be encumbered by a first lien Mortgage Instrument in favor of Lender, subject only to Permitted Exceptions.
     (d) Payment of Costs, Expenses, and Fees. All costs, expenses and fees due to be paid by Borrower on or before the date of the Advance under the Loan Documents shall have been paid in full.
     (e) Draw Request. COP III will have delivered to Lender a Draw Request for such Advance.
     (f) Limit on Total Outstanding. After giving effect to the requested Advance, the Outstanding Credit Exposure will not violate the tests in Section 2.20 and no Remargining Payment will be required.
     4.5 Right to Waive. Borrower authorizes Lender and Lender reserves the right to verify any documents and information submitted to it in connection with this Agreement. Lender may elect to waive any of the conditions precedent and requirements in this Article 4. Any such waiver will be limited to the conditions precedent and requirements in the applicable Sections of this Article 4. Delay or failure by Lender to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of an Advance by Lender will not be deemed a waiver by Lender of the occurrence of an Event of Default or Unmatured Event of Default.

ARTICLE 5
BORROWER REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties. Borrower represents and warrants to Lender, as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, except to the extent such representations and warranties specifically refer to and earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, the following:
     (a) Formation and Authorization. COP III is a limited partnership validly organized and existing in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Arizona. COP III has requisite power and authority to execute, deliver and perform the Loan Documents. The execution, delivery and performance by COP III of the Loan Documents has been duly authorized by all requisite action by or on behalf of COP III and will not conflict with or result in a violation of or a default under COP III’s Formation Documents. Each other Loan Party is a corporation, partnership or limited liability company validly organized and existing in good standing under the laws of the State of such Loan Party’s formation, and each Project Borrower is authorized to conduct business in the State in which a Qualified Property owned by such Project Borrower is located. Each Loan Party has the requisite power and authority to execute, deliver and perform the Loan Documents to which such Loan Party is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party has been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any such Loan Party’s Formation Documents.
     (b) No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery or performance by Borrower or any other Loan Party of any Loan Document, except for any such action, grant or filing which has already been taken.
     (c) No Conflicts. The execution, delivery and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable law, ordinance, regulation or rule (federal, state or local), (ii) any judgment, order or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document or instrument to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party or any of the assets of Borrower or such other Loan Party is bound, in each case, to the extent any such violation or default would result in a Material Adverse Change.
     (d) Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their terms against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application. With respect to each other Loan Party, the Loan Documents to which any such Loan Party is a party are legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms against such Loan Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application.
     (e) Accurate Information. All information in any loan application, financial statement (other than financial projections), certificate or other document, and all other information delivered by or on behalf of Borrower or any other Loan Party to Lender in connection with the Commitment is true, correct and complete in all material respects, and there are no omissions from any such information that results in any such information being materially incomplete, incorrect or misleading. Borrower does not have any knowledge of any material change in any such information. All financial statements (other than financial projections) heretofore delivered to Lender by Borrower or any Loan Party were prepared in accordance with the requirements in this Agreement and accurately present the financial conditions and results of operations as at the dates thereof and for the periods covered thereby in all material respects. All financial projections have been and will be prepared in accordance with the requirements of this Agreement, will be based on the applicable Person’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein. Since June 30, 2009 and as of the Effective Date, no Material Adverse Change has occurred.
     (f) Purpose of Advances. The purpose and permitted use of the each Advance is as set forth in Section 2.16(b). The purpose of Advances is a business purpose and not a personal, family, or household purpose.
     (g) Legal Proceedings, Hearings, Inquiries and Investigations. Except as disclosed to Lender in writing prior to the Effective Date:
     (i) No legal proceeding, individually or in the aggregate with related proceedings, involving a sum of the Threshold Amount or more, is pending or, to Borrower’s knowledge, threatened, before any arbitrator, other private adjudicator or Governmental Authority to which Borrower or any Loan Party is a party or by which Borrower or any Loan Party, or any assets of Borrower or any Loan Party, may be bound or affected that if resolved adversely to Borrower or the applicable Loan Party could result in a Material Adverse Change.
     (ii) No hearing, inquiry or investigation relating to Borrower or any Loan Party, or any assets of Borrower or any Loan Party, is pending or, to Borrower’s or any Loan Party’s knowledge, threatened, by any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

     (h) No Defaults. No Event of Default or Unmatured Event of Default has occurred and is continuing.
     (i) Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party, and Borrower and each Loan Party owns, leases or licenses all assets necessary for conduct of the business and operations of Borrower and each Loan Party, in each case to the extent that failure to obtain any such Approvals and Permits or own, lease or license such assets would result in a Material Adverse Change. The assets of Borrower and each Project Borrower are not subject to any Liens and Encumbrances, other than (i) the Liens and Encumbrances created pursuant to this Agreement or any other Loan Document, (ii) the Permitted Exceptions with respect to property encumbered by the Mortgage Instruments, and (iii) with respect to other assets of Borrower or any other Loan Party that are not encumbered by the Mortgage Instruments, Liens and Encumbrances that have been taken into account in the preparation of financial statements and reports of Borrower and such other Loan Parties delivered to Lender or otherwise securing Indebtedness permitted under Section 7.10.
     (j) Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower and has paid all Impositions and other amounts shown thereon to be due (including, without limitation, any interest or penalties).
     (k) ERISA. To Borrower’s best knowledge and belief:
     (i) None of the execution and delivery of this Agreement or the other Loan Documents by Borrower, the performance by Borrower of the Obligations or the consummation by Borrower of any of the other transactions contemplated by this Agreement constitutes or will constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
     (ii) Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (a “Plan”) with respect to which Borrower or any Person which is under “common control” with Borrower (within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA) (an “ERISA Affiliate”), if any, is in compliance in all respects with applicable provisions of ERISA, the Code and applicable foreign law to the extent that failure to comply with which would result in a Material Adverse Change. Borrower and each ERISA Affiliate have made all contributions to the Plans required to be made by any of them subject to Section 412 of the Code.
     (iii) Except for liabilities to make contributions and to pay Pension Benefit Guaranty Corporation (or any successor thereto) (“PBGC”) premiums and administrative costs, neither Borrower nor any ERISA Affiliate of Borrower has incurred any material liability to or on account of any Plan under applicable provisions of ERISA, the Code or applicable foreign law, and no condition exists which presents a material risk to Borrower or any ERISA Affiliate of Borrower of incurring any such liability, in each case to the extent such liability would result in a Material Adverse Change. No domestic Plan has an “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, and no foreign Plan is in violation of any funding requirements imposed by applicable foreign law. None of Borrower, any ERISA Affiliate of Borrower, the PBGC or any other Person has instituted any proceedings or taken any other action to terminate any Plan.
     (iv) The actuarial present value of all accrued benefit liabilities under each domestic Plan and under each foreign Plan (based on the assumptions used in the funding of such Plan, which assumptions are reasonable, and determined as of the last day of the most recent plan year of such domestic Plan for which an annual report has been filed with the Internal Revenue Service or of such foreign Plan for which year-end actuarial information is available) did not exceed the current fair market value of the assets of such Plan as of such last day.
     (v) None of the Plans is a “Multiemployer Plan” (as defined in ERISA), and neither Borrower nor any ERISA Affiliate of Borrower has contributed or been obligated to contribute to any Multiemployer Plan at any time within the preceding six (6) years.
     (vi) Determined in accordance with United States Department of Labor Regulations §2510.3-101, the assets of Borrower and each shareholder in Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements and prohibited transaction rules of ERISA.
     (l) Compliance With Law. None of Borrower, any Loan Party, any Qualified Property or any other Collateral is in violation of any law, ordinance, regulation or rule (federal, state, or local) to the extent such violation would result in a Material Adverse Change.
     (m) Representations and Warranties Relating to Collateral.
     (i) Ownership. Except as permitted pursuant to Section 6.3(b), the Loan Party that is the legal and equitable owner of Collateral is and will at all times be the legal and equitable owner of such Collateral, free and clear of all Liens and Encumbrances, except for the Mortgage Instruments and the Permitted Exceptions.
     (ii) Authority to Encumber. The Loan Party that is the legal and equitable owner of Collateral has, and will continue to have, the full right and authority to encumber such Collateral, including each of the Qualified Properties included or to be included in Eligible Collateral.
     (iii) Validity of the Lien and Encumbrance Created by the Mortgage Instruments. The Lien and Encumbrance created by the Mortgage Instruments is (A) legal, valid, binding and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application, and (B) is first priority, except for Permitted Exceptions (other than Permitted Exceptions that are required to be subordinated to the Mortgage Instruments).
     (iv) Legal Parcel; Separate Tax Parcel. Each Qualified Property is taxed separately and does not include any other property, and for all purposes each Qualified Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.
     (v) Leases and Rents. The applicable Loan Party has good and marketable title to the Leases and the rents payable thereunder, free and clear of all claims and Liens and Encumbrances other than the Permitted Exceptions. The Leases and the other Lease Documents are valid and unmodified (other than those modifications provided to Lender) and are in full force and effect, and Borrower or the applicable Loan Party that is a party to any such Lease or other Lease Document is not in default of any of the material terms or provisions of the Leases or any such other Lease Document. The rents now due or to become due for any periods subsequent to the Effective Date have not been collected and payment thereof has not been anticipated for a period of more than one (1) month in advance, waived or released, discounted, set off or otherwise discharged or compromised. Neither Borrower nor any other Loan Party has received any funds or deposits from any Tenant for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.
     (n) Use of Proceeds; Margin Stock. The proceeds of the Advances will be used by Borrower solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Borrower and its subsidiaries own no “margin stock”.
     (o) Governmental Regulation. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
     (p) Benefit. Each Loan Party: (i) operates in conjunction with the other separate but affiliated Loan Parties with respect to their respective operations; and, in this regard, each Loan Party is benefited by operating with the other Loan Parties because of greater operating efficiencies, economies of scale, coordination, and centralization of market presence, and common business functions, including, but not limited to, accounting services for consolidated financial statements; (ii) expressly acknowledges and agrees with all of the other Loan Parties, and expressly represents and confirms to Lender, that each Loan Party receives a reasonably equivalent value in exchange for permitting its funds to be applied to the Obligations under this Agreement; (iii) agrees that each and all of the Loan Parties sought financing collectively because they cannot obtain financing in the amount of the Commitment or otherwise under terms as advantageous as those of this Agreement if each Loan Party tried instead to obtain stand-alone financing individually and each Loan Party acknowledges that, while the Loan Parties are separate and distinct corporate entities, they have asked Lender to recognize their common business purpose and collective assets as part of the underwriting considerations, so that they can qualify collectively for the greatest available amount of financing and are each benefited by the greater borrowing capacity; (iv) expressly agrees with each other, and expressly represents and confirms to Lender, that each and all of the Loan Parties have received the benefit of such greater borrowing capacity resulting from their common business enterprise; (v) agrees in requesting the Commitment, and for purposes of the Commitment, the Loan Parties have presented to Lender, and have asked Lender to rely, in part, on consolidated financial statements; (vi) acknowledges and agrees that the proceeds of the Advances and the Letters of Credit are available to each and all of the Loan Parties, and that the agreed distribution of the proceeds will be decided by the Loan Parties collectively and among themselves; (vii) agrees that the availability of the proceeds of Advances and the agreed use thereof (subject to the requirements of this Agreement) decided by the Loan Parties among themselves are essential to and will materially benefit each Loan Party on an individual and collective basis; (xii) agrees that the Loan Parties have expressly agreed among themselves to compile and maintain a single, collective Borrowing Base to be certified to Lender for purposes of requests by Borrower for Advances and Letters of Credit. Each Project Borrower is a wholly-owned Subsidiary of COP III (either directly and/or indirectly through a wholly-owned Subsidiary of COP III) or CCPT III.
     (q) Solvency. Each Loan Party (i) confirms that prior to, as of, during and following the funding of the Commitment, each Loan Party was not, and continues not to be, “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code, (ii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party has been able and will continue to be able to pay its debts as they become due, and further acknowledges that its ability to do so is enhanced by access to proceeds of the Advances, (iii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party retained, and continues to retain, sufficient capital to operate its business, and (iv) confirms that, based on its assets and its anticipated business performance, each Loan Party believes that it will be able to pay its debts as they mature.
     5.2 Representations and Warranties Upon Requests for Advances. Each request for an Advance will be a representation and warranty by Borrower that all of the representations and warranties in this Article 5 and in the other Loan Documents are true, correct and complete as of the date of the Advance request and as of the date that the Advance is made, except to the extent such representations and warranties specifically refer to and earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.
     5.3 Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents or information after the Effective Date hereof (including, without limitation, documents and information delivered in obtaining an Advance) will be a representation and warranty to Lender by Borrower that such financial statements, other documents or information (other than financial projections) are true, correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents or information being materially incomplete, incorrect or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Lender by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.
     5.4 Nature of Representations and Warranties. All representations and warranties made in this Agreement or in any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender, or on their behalf.
ARTICLE 6
AFFIRMATIVE COVENANTS
     The following covenants shall apply until the Obligations of Borrower and any other Loan Party are paid and performed in full and Lender has no further obligation to make Advances, issue Letters of Credit or otherwise extend credit to Borrower:
     6.1 Corporate Existence. COP III agrees that COP III shall continue to be a limited partnership validly existing, and in good standing under the laws of the State of Delaware. COP III shall cause each other Loan Party to continue to be an entity validly existing and in good standing under the laws of the State of its formation.
     6.2 Books and Records; Access. Borrower agrees that Borrower will maintain a complete and accurate set of books and records of its assets, business, financial condition, operations, prospects and results of operation in accordance with GAAP. Borrower also agrees to maintain complete and accurate records regarding the acquisition, development and operation of the Qualified Properties, including, without limitation, all notices, records, documents and instruments related to the Leases. Borrower also agrees that books and records required to be maintained by Borrower pursuant to this Section 6.2 shall be maintained for a period of time following payment in full of Borrower’s Obligations at least equal to the statute of limitations period within which Lender would be entitled to commence an action with respect to the Obligations. During normal business hours upon reasonable advance notice and subject to the rights of the Tenants under the Leases, Borrower will give representatives of Lender access to the Collateral and Borrower’s books, records and documents relating to the Collateral and will permit such representatives to inspect such Collateral and to audit, copy, examine and make excerpts from such books, records and documents; provided, however, such visits shall (a) not occur when any independent auditors are conducting an audit of any member of the Consolidated Group, (b) not disrupt the operations of any Tenant and (c) be limited to no more than once in any calendar year unless an Event of Default has occurred and is continuing. Upon reasonable request by Lender, Borrower will also provide Lender with copies of the reports, documents, agreements and other instruments described in this Section 6.2.
     6.3 Covenants Relating to Collateral. Borrower agrees:
     (a) Defense of Title. Borrower will defend and cause each applicable Project Borrower to defend the Collateral, the title and interest therein of Borrower and the applicable Project Borrower represented and warranted in the Mortgage Instruments and this Agreement, and the legality, validity, binding nature and enforceability of the Lien and Encumbrance contained in the Mortgage Instruments and the first priority of the Mortgage Instruments against all matters (except for Permitted Exceptions), including, without limitation, (i) any attachment, levy or other seizure by legal process or otherwise of any or all such Collateral, (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all such Collateral, (iii) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument, and (iv) any claim questioning the legality, validity, binding nature, enforceability, or priority of any Mortgage Instrument. Borrower will notify Lender promptly in writing of any of the foregoing and will provide such information with respect thereto as Lender may from time to time reasonably request.
     (b) No Encumbrances. Neither COP III nor any Project Borrower shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber, any of the Collateral or any interest therein, except for (i) the Permitted Exceptions, and (ii) sales and transfers in connection with releases permitted pursuant to Section 2.19 and Section 4.3.
     (c) Utilities. All telephone service, electric power, storm sewer (if required), sanitary sewer (if required) and water facilities for the Qualified Properties shall be maintained at all times, and such utilities will be adequate to serve the Qualified Properties. No condition will exist to affect the applicable Project Borrower’s right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.
     (d) No Residential Use. No Qualified Property shall ever be occupied as a residence.
     (e) Flood Insurance. Unless flood insurance acceptable to Lender will first have been obtained, no Qualified Property will be located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
     (f) Compliance with Permitted Exceptions. All restrictive covenants, development agreements, easements and other agreements with Governmental Authorities and other Persons that are necessary or desirable for the use and occupancy of the Qualified Properties will be kept and maintained in full force and effect. Neither COP III nor any Project Borrower shall default in any material respect under any such covenants, development agreements, easements and other agreements, and rights thereunder will be diligently enforced.
     (g) Reserved.
     (h) Improvement Districts. Without obtaining the prior written consent of Lender, Borrower will not consent to, or vote in favor of, the inclusion of all or any part of the Collateral (other than Collateral that is in improvement districts as of the Effective Date or upon addition as Collateral in connection with a Collateral Change) in any community facilities district or other improvement district. Borrower will give prompt notice to Lender of any notification or advice that Borrower may receive from any municipality or other third party of any action, contract or other proceeding the purpose of which is to include all or any part of the Collateral in a community facilities district or other improvement district. Upon prior written notice to Borrower, Lender shall have the right to file a written objection to the inclusion of all or any part of the Collateral (other than Collateral that is in improvement districts as of the Effective Date or upon addition as Collateral in connection with a Collateral Change) in a community facilities district or other improvement district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.
     6.4 Information and Statements. Borrower will furnish the following information and statements to Lender:
     (a) Annual Statements — COP III. Within ninety (90) days after the close of each Fiscal Year of COP III, unqualified, unaudited company-prepared annual financial statements of COP III, certified and signed by the chief financial officer of CCPT III, as general partner of COP III, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings, and setting forth in comparative form the balance sheet, income statement and retained earnings for the preceding Fiscal Year.
     (b) Annual Statements — CCPT III. Within ninety (90) days after the close of each Fiscal Year of CCPT III, unqualified, audited annual financial statements of the Consolidated Group, certified and signed by the chief financial officer of CCPT III, and audited by nationally recognized independent certified public accountants that are reasonably acceptable to Lender, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year. Borrower and CCPT III shall be deemed to have complied with the foregoing requirements, if CCPT III provides to Lender CCPT III’s Form 10-K that is filed with the SEC within the time frame set forth above.
     (c) Quarterly Financial Statements — COP III. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year, company-prepared financial statements for COP III on a consolidated basis, including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only and retained earnings, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of CCPT III, as general partner of COP III, and prepared in accordance with GAAP. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures.
     (d) Quarterly Financial Statements — CCPT III. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year of CCPT III, company-prepared financial statements for the Consolidated Group, on a consolidated basis, including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only, retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of CCPT III and prepared in accordance with GAAP. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures. Borrower and CCPT III shall be deemed to have complied with the foregoing requirements, if CCPT III provides to Lender CCPT III’s Form 10-Q that is filed with the SEC within the time frame set forth above.
     (e) Borrowing Base Reports and Collateral Certificates. As and when required pursuant to Section 3.4, the Borrowing Base Report and Collateral Certificates.
     (f) Environmental Incident Reports. As soon as possible and in any event within ten (10) days after receipt by Borrower or any other Loan Party, a copy of any written notice or claim to the effect that Borrower or any other Loan Party is or may be liable to any Person as a result of the release of any toxic or hazardous waste or substance into the environment.
     (g) Compliance Information. All annual financial statements pursuant to Section 6.4(a) and (b) and all quarterly financial statements pursuant to Section 6.4(c)and (d) will also be accompanied by a Compliance Certificate signed by the chief financial officer of the reporting entity, or its general partner, as applicable and also certifying (i) that no Event of Default exists, (ii) to the amount of the Available Commitment, and (iii) to the amount of the NOI for the immediately preceding calendar quarter.
     (h) Other Items and Information. Borrower shall also provide such other information concerning Borrower, each Guarantor, the Qualified Properties, and the assets, business, financial condition, operations, prospects and results of operations of Borrower as Lender reasonably requests from time to time. Such other items shall include, without limitation, Borrower’s certification that all Leases with respect to Qualified Properties included in Eligible Collateral satisfy the requirements of this Agreement.
     (i) Other Reports. As and when reasonably requested by Lender, such other periodic reports, documents and schedules as may be reasonably requested by Lender from time to time.
     6.5 Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, the Collateral or the other assets, business, or operations of Borrower, in each case to the extent failure to comply with which would result in a Material Adverse Change. Borrower also agrees to comply in all material respects with all material agreements, documents, and instruments to which Borrower is a party or by which Borrower, or the Collateral, or any of the other assets of Borrower are bound or affected, in each case to the extent that failure to comply with which would result in a Material Adverse Change. Borrower also agrees to comply with all Requirements and all conditions and requirements of all Approvals and Permits, in each case to the extent that failure to comply with which would result in a Material Adverse Change. Borrower, at its expense, will obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents, in each case, to the extent failure to obtain or maintain would result in a Material Adverse Change.
     6.6 Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b)(i) through (iii) of the definition of Permitted Exceptions, Borrower will pay and discharge, or cause to be paid and discharged (a) before delinquency all Impositions affecting it or the Collateral, (b) when due all lawful claims (including, without limitation, claims for labor, materials and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of the Collateral, and (c) all its other Indebtedness, when due.
     6.7 Assets and Property. Borrower will maintain, keep, and preserve, or cause to be maintained, kept and preserved, the Collateral in good working order and condition, ordinary wear and tear excepted, in each case to the extent that failure to do so would result in a Material Adverse Change.
     6.8 Casualty and Liability Insurance. Borrower, at its expense or the expense of the applicable Tenant, shall maintain and deliver, or cause to be maintained and delivered, to Lender the policies of insurance set forth on Exhibit E attached hereto with respect to the Collateral and the Project Borrowers. All such insurance policies shall (i) be issued by an insurance company licensed or authorized to do business in the state where the property is located, (ii) name “TCF National Bank, as Lender” as additional insureds on all liability insurance and as mortgagee and loss payee on all ISO Special Form or All-Risk Property insurance, (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Lender is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Lender or such other form of document customarily provided by the applicable Tenant, along with a copy of the policy for the ISO Special Form or All-Risk Property coverage, (vi) include either policy or binder numbers on the Accord form, and (vii) be in form and amounts as those policies described in Exhibit E or otherwise reasonably acceptable to Lender.
     6.9 ERISA.
     (a) Borrower and the ERISA Affiliates each will take all actions and fulfill all conditions necessary to maintain any and all Plans in substantial compliance with applicable requirements of ERISA, the Code and applicable foreign law until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable law, in each case to the extent that the failure to do so would result in a Material Adverse Change.
     (b) No Plan will have any “accumulated funding deficiency” (within the meaning of Section 412 of the Code), which deficiency could cause a Material Adverse Change.
     (c) Borrower and the ERISA Affiliates each will take and fulfill all actions and conditions necessary to maintain, and will maintain, substantial compliance of any and all employee benefit plans established or maintained, or to which contributions are made by Borrower and the ERISA Affiliates with the requirements of ERISA and the rules and regulations adopted thereunder, in each case as in effect at the time and to the extent that the failure to do so would result in a Material Adverse Change.
     (d) Borrower shall otherwise act to ensure that the assets of Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements of ERISA, or, subject to receipt of prior notice by Lender and Lender’s consent thereto, Borrower shall otherwise ensure that an exemption from Section 406 of ERISA is available to cover the loan transaction with respect to each portion thereof.
     6.10 Title Insurance. Lender may determine from time to time the allocation of title insurance between parcels of Collateral, and the amount of title insurance coverage that Borrower is required to provide pursuant to the Title Policy (in each case, not to exceed the Appraised Value of the applicable Qualified Property), and Lender may enter into such agreements with Title Company as Lender reasonably deems appropriate, including, without limitation, aggregation agreements, which shall contain such terms and conditions as Lender may reasonably require.
     6.11 Use of Proceeds of Advances. Borrower will use proceeds of Advances only for the purposes described in Section 2.16(b).
     6.12 Further Assurances. Borrower will promptly execute, acknowledge and deliver such additional agreements, documents and instruments and do or cause to be done such other acts as Lender may reasonably request from time to time to better assure, preserve, protect and perfect the interest of Lender in the Collateral and the rights and remedies of Lender under this Agreement and the other Loan Documents. Without limiting the foregoing, to the extent that Lender reasonably determines from time to time the Mortgage Instruments, amendments to the Mortgage Instruments, financing statements, subordinations and other documents are required in order to perfect all Liens and Encumbrances in favor of Lender, and cause all Collateral encumbered by the Mortgage Instruments to be subject only to Permitted Exceptions, Borrower will execute and deliver such documents, instruments and other agreements as Lender may reasonably request.
     6.13 Costs and Expenses of Borrower’s Performance of Covenants and Satisfaction of Conditions. Borrower will perform, or cause to be performed, all of its obligations and satisfy all conditions applicable to it under this Agreement and the other Loan Documents at no cost or expense to Lender.
     6.14 Notification of Certain Matters. Borrower will promptly disclose to Lender, the occurrence of, (a) any default, notice of default, or “event of default” with respect to the Borrower’s Partnership Agreement, (b) any Material Adverse Change, or (c) any change in, or failure to satisfy, the Requirements of any Governmental Authority with respect to Borrower or the Collateral to the extent such change or failure would result in a Material Adverse Change.
     6.15 Reserved.
     6.16 Reserved.
     6.17 Deposit Accounts. Borrower shall maintain TCF National Bank as its principal depository bank for all deposit accounts and operating accounts related to the Qualified Properties, and, to the extent permitted by law and contractual agreements, security and escrow deposits for the Qualified Properties.
     6.18 Financial Covenants. Borrower shall cause CCPT III to maintain the following:
     (a) Net Worth Requirement. As of the end of each fiscal quarter of CCPT III commencing with the fiscal quarter ending September 30, 2009, Total Stockholders Equity plus Redeemable Common Stock as reported on its 10-K or 10-Q SEC filings shall not be less than $307,000,000 plus 75% of the Net Equity Contributions or sales of treasury stock received by CCPT III after June 30, 2009.

     (b) Leverage Requirement. As of the end of each fiscal quarter of CCPT III commencing with the fiscal quarter ending September 30, 2009, Total Liabilities shall not exceed 60% of CCPT III’s Total Asset Value.
     (c) Fixed Charge Coverage Requirement. As of the end of each fiscal quarter of CCPT III commencing with the fiscal quarter ending September 30, 2009, the ratio of EBITDA for the four (4) fiscal quarters ending on such date to Consolidated Debt Service for the four (4) fiscal quarters ending on such date shall not be less than 1.50:1.00.
     (d) Dividend Payout Ratio. The Dividend Payout Ratio of CCPT III shall not, in any event, exceed ninety-five percent (95%).
     (e) REIT Status. CCPT III shall remain qualified as a real estate investment trust under Section 856 of the Code.
     6.19 Rights of Inspection; Correction of Defects.
     (a) Generally. Subject to the rights of the Tenants under the Leases, Lender and its respective agents, employees and representatives will have the right to enter upon the Qualified Properties included in Eligible Collateral, during normal business hours upon advance written notice and, if requested by Borrower, accompanied by representative of Borrower, in order to inspect such Qualified Properties; provided, however, such visits shall (a) not occur when any independent auditors are conducting an audit of any member of the Consolidated Group, (b) not disrupt the operations of any Tenant and (c) be limited to no more than once in any calendar year unless an Event of Default has occurred and is continuing. If Lender reasonably determines and notifies Borrower in writing that any materials, work or Improvements do not conform with any applicable Requirements or Laws, Borrower will promptly take such action to cause the Qualified Properties to conform with such Requirements or Laws, to the extent failure to conform therewith would result in a Material Adverse Change. Borrower shall reimburse Lender on an annual basis for up to three inspections at a rate of $500 per inspection.
     (b) No Right to Rely. All inspections by Lender and other actions by Lender in connection therewith are for the sole purpose of protecting the security of Lender and are not to be construed as a representation by Lender that any of the materials, work or Improvements are in compliance with any Requirements or Laws or otherwise free from defect. No such inspections or review will limit any of the rights and remedies of Lender pursuant to this Agreement or the other Loan Documents, including without limitation, the right to require compliance with Section 6.19. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.
     (c) Inspector(s). Lender may employ outside inspectors to perform some or all of the inspection duties set forth in this Section 6.19 and may also elect to have its own employees perform some or all of such inspection duties and review the reports of outside inspectors.
     (d) Miscellaneous. Any inspections or determinations made by Lender or lien waivers, receipts, or other agreements, documents and instruments obtained by Lender are made or obtained solely for Lender’s own benefit and not in any way for the benefit or protection of Borrower. Lender may accept and rely on any information from an architect, any other Person providing labor, materials or services for the Qualified Properties, Borrower, or any other Person as to labor or materials furnished or incorporated in the Qualified Properties and the cost and payment therefor and as to all other matters relating to construction of the Improvements without the necessity of verifying such information. Lender will not have any obligation to Borrower to ensure compliance by contractor, engineer, or any other Person in carrying out construction of any Improvements upon the Qualified Properties.
     6.20 Notice of Default. Borrower shall immediately deliver to Lender any notices of default that Borrower or any other Loan Party receives regarding a default by Borrower or any other Loan Party with respect to any Indebtedness of Borrower or any other Loan Party in excess of the Threshold Amount.
ARTICLE 7
BORROWER NEGATIVE COVENANTS
     The following negative covenants shall be applicable to COP III and (as designated) Project Borrowers until this Agreement has terminated or expired and all Obligations are paid and performed in full:
     7.1 Fundamental Changes. Neither COP III nor any Project Borrower shall dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets of or Ownership Interest in any Person, except (a) Investments permitted pursuant to Section 7.8, (b) any Project Borrower may complete such a transaction with Borrower so long as COP III or another Project Borrower is the surviving Person and (c) any Project Borrower may merge with any other Person if such merger is for the sole purpose of causing a change in the jurisdiction of organization of such Project Borrower, the percentage share of COP III’s or CCPT III’s ownership of the Ownership Interests of such Subsidiary is not changed and the Person merged with the applicable Project Borrower does not have any material liabilities, obligations or other Indebtedness or any material contractual obligations of any type.
     7.2 Change in Ownership Interest in Project Borrowers. In addition to any requirement in any other Loan Document, COP III shall not cause or permit the assignment of any Ownership Interest in any Project Borrower other than to a Loan Party.
     7.3 Prohibition on Sales of Assets. Neither COP III nor any Project Borrower shall convey, sell, lease, encumber, transfer or otherwise dispose of to any Person, in one transaction or a series of transactions, all or substantially all of its business or property, including, without limitation, the Collateral, except to (a) Lender under the Loan Documents, (b) Borrower or another Project Borrower, (c) Tenant pursuant to a Lease or (d) a third party in connection with the removal of Qualified Properties and the release of the related Project Borrowers pursuant to Sections 2.19 and 4.3. However, the restrictions in this Section 7.3 do not preclude the Liens and Encumbrances created pursuant to and in accordance with this Agreement and the other Loan Documents or securing Indebtedness permitted under this Agreement or another Loan Document or the leasing of improvements located upon Qualified Properties in the ordinary course of business and in compliance with the requirements of this Agreement.
     7.4 Prohibition on Amendments to Organizational Documents. Neither COP III nor any Project Borrower shall amend, modify, restate, supplement, or terminate any Formation Document in any manner that would adversely affect the rights of Lender in any material respect.
     7.5 Distributions. COP III shall not declare, make or pay any dividend or distribution if such dividend or distribution would otherwise cause any Event of Default or if an Event of Default has occurred and is continuing; provided, however, notwithstanding the foregoing, COP III may make distributions in the amount necessary to maintain the tax status of CCPT III as a real estate investment trust under Section 856 of the Code.
     7.6 Transactions with Affiliates. Other than arrangements and contracts in existence as of Effective Date and that have been disclosed to Lender in writing and any advisory fee or management fee payable to any Advisor, COP III will not enter into, or cause, suffer, or permit to exist, any arrangement or contract with any of its Affiliates that is not a Loan Party, unless such transaction is on terms that are no less favorable to Borrower than those that could have been obtained in a comparable transaction on an arms’ length basis from a Person that is not an Affiliate.
     7.7 Government Regulation. Neither COP III nor any Project Borrower shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any Advance or extension of credit to Borrower or Project Borrowers or from otherwise conducting business with COP III or Project Borrowers, or (b) fail to provide documentary and other evidence of COP III’s or Project Borrowers’ identity as may be requested by Lender at any time to enable Lender to verify COP III’s or Project Borrowers’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

     7.8 Investments. Neither COP III nor any Project Borrower shall directly or indirectly make any Investment, except:
     (a) the Permitted Investments;
     (b) advances to officers, directors and employees of COP III and Project Borrowers in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments in any Person which is a Loan Party;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Indebtedness (including Investments related thereto) permitted pursuant to Section 7.10;
     (f) Investments existing on the date hereof;
     (g) Investments of any Person in existence at the time such Person becomes a Project Borrower; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of COP III or CCPT III;
     (h) Subsidiaries may be established or created; and
     (i) Investments related to income-producing real estate properties, single tenant or mixed-use real estate properties, construction in progress, unimproved land, mortgage notes receivable and collateralized mortgaged-backed securities and any business activities reasonably incidental thereto and Investments in partnerships or joint ventures; provided, that such Investments shall, as applicable, be limited as follows:
     (i) Investments in real estate properties that have not been developed (and is not under development) for any type of commercial, industrial, residential or other income-generating use shall not at any time exceed an amount equal to 5% of CCPT III’s Total Asset Value;
     (ii) the aggregate value of Investments in non-wholly owned general and limited partnerships, joint ventures and other Persons which are not corporations (including any such Investments in existence as of the date hereof) shall not constitute more than 20% of CCPT III’s Total Asset Value;
     (iii) Investments in real estate properties under construction in progress shall not at any time exceed an amount equal to 5% of CCPT III’s Total Asset Value; and

     (iv) Investments in mortgage notes receivable and collateralized mortgaged-backed securities shall not, in the aggregate, exceed an amount equal to 10% of CCPT III’s Total Asset Value and, in any case, the aggregate value of Investments in collateralized mortgaged-backed securities shall not exceed 5% of CCPT III’s Total Asset Value;
provided, that, notwithstanding anything to the contrary contained herein, the value of the Investments permitted pursuant to clauses (i)(i) — (iv) above shall not, in any case, exceed an amount equal to 30% of CCPT III’s Total Asset Value.
     7.9 Liens and Encumbrances. Except for (a) Permitted Exceptions, (b) Liens and Encumbrances securing the Obligations, and (c) involuntary Liens and Encumbrances being contested in a manner provided in paragraph (b)(i) through (iii) of the definition of “Permitted Exceptions” or as otherwise permitted by the applicable Mortgage Instrument, neither COP III nor any Project Borrower shall grant or suffer to exist any Lien or Encumbrance upon any Qualified Properties included in Eligible Collateral.
     7.10 Limitations on Indebtedness. Neither COP III nor any Project Borrower shall assume, create, incur, permit to exist or guaranty any Indebtedness or contingent obligations, except:
     (a) the Obligations;
     (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable (or being contested in a manner provided in paragraph (b)(i) through (iii) of the definition of “Permitted Exceptions” or as otherwise permitted in the Loan Documents);
     (c) the JPM Indebtedness and the Indebtedness outstanding on the date hereof and previously disclosed in writing to Lender, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (d) obligations (contingent or otherwise) of the Borrower or any Project Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (e) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000.00; and
     (f) Guaranties in respect of Indebtedness or other performance obligations otherwise permitted hereunder.
ARTICLE 8
EVENTS OF DEFAULT
     8.1 The occurrence of any of the following shall constitute an “Event of Default” under the this Loan Agreement and the other Loan Documents:
     (a) Failure to (i) pay and satisfy any and all Obligations on the Maturity Date, or (ii) pay any principal when due, including any required Remargining Payment;
     (b) Failure to pay any monetary amount not set forth in Section 8.1(a) (whether interest, fees or otherwise) within five (5) Business Days after the due date thereof;
     (c) Except as provided elsewhere in this Section 8.1, failure by Borrower or any Loan Party to perform any Obligation not involving the payment of money, or to comply with any other term or condition applicable to Borrower or any Loan Party under any of the Loan Documents, on or before the date that is thirty (30) days after written notice of such failure by Lender to Borrower; provided, however, if such failure cannot be cured within such cure period, such cure period shall be extended by a reasonable amount of time needed to cure such failure not to exceed 60 days after Borrower’s receipt of such notice;
     (d) Borrower’s and/or any other Loan Party’s violation of any of the provisions of Section 6.18 or Article 7, or any other of Borrower’s and/or any other Loan Party’s financial covenants or negative covenants in this Agreement or in the other Loan Documents;
     (e) Any representation or warranty by Borrower or any Loan Party in this Agreement or in any of the other Loan Documents is, as of the date made, materially false, incorrect, or misleading;
     (f) The failure of Borrower or any other Loan Party to maintain the insurance coverages required pursuant to this Agreement and the other Loan Documents.
     (g) Borrower or any Loan Party (i) is unable or admits in writing its inability generally to pay its monetary obligations as they become due; (ii) makes a general assignment for the benefit of creditors; or (iii) applies for, consents to or acquiesces in, the appointment of a trustee (other than a trustee under a deed of trust), receiver, or other custodian for Borrower or any Loan Party or any material portion or all of the property of Borrower or any Loan Party, or, in the absence of such application, consent or acquiescence by Borrower or any Loan Party, a trustee, receiver or other custodian is appointed for Borrower or any Loan Party or any or all of the property of Borrower or any Loan Party and such appointment continues undischarged or unstayed for 90 days after the appointment thereof;
     (h) Commencement of any case under the Bankruptcy Code or commencement of any other bankruptcy, arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign law by or against Borrower or any Loan Party; provided, however, with respect to any involuntary proceeding not initiated by Borrower or any Loan Party or any Affiliate of Borrower or any Loan Party, such commencement will not be an Event of Default so long as Borrower or any Loan Party, as applicable, is in good faith contesting such involuntary proceeding, and such proceeding is stayed or dismissed within 90 days after the commencement thereof;
     (i) The dissolution or liquidation of Borrower or any Loan Party or the taking of any action by Borrower or any Loan Party toward a dissolution or liquidation;
     (j) The filing of any foreclosure proceeding, giving notice of a trustee’s sale, or any other action by any Person, other than Lender, to realize upon any of the Collateral under any Lien or Encumbrance on any or all of the Collateral, regardless of whether such Lien or Encumbrance is a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument; provided, however, such filing, giving of notice or other action will not be an Event of Default (i) so long as Borrower or any Loan Party, as applicable, is in good faith contesting such proceeding, sale or other action, and such proceeding, sale or other action is stayed or dismissed within 90 days after the commencement thereof or (ii) if the Collateral subject thereto is excluded from the Borrowing Base and any resulting Remargining Payment is paid by Borrower within 90 days after the commencement of such proceeding, sale or other action;
     (k) Borrower or any Loan Party, or any other Person on Borrower’s behalf or any Loan Party’s behalf, claims that this Agreement or any other Loan Document is not legal, valid, binding and enforceable against Borrower or any such Loan Party, that any lien, security interest or other encumbrance securing any of the Obligations is not legal, valid, binding or enforceable, or that the priority of any lien, security interest or other encumbrance securing any of the Obligations is different than the priority represented and warranted in the Loan Documents;
     (l) The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents; or the revocation by Guarantor of the Repayment Guaranty or any other Loan Document executed by Guarantor;

     (m) The occurrence of a Change of Control;
     (n) Except as provided elsewhere in this Section 8.1, any default by Borrower or any Guarantor under any of the other Loan Documents (after expiration of applicable notice and cure periods thereunder or hereunder);
     (o) Any default or “event of default” shall occur and be continuing (after expiration of applicable notice and cure periods with respect thereto) under any recourse Indebtedness of Borrower in an amount greater than the Threshold Amount;
     (p) The occurrence or existence of any default, event of default or similar condition or event (however described) with respect to any Swap Agreement (after expiration of applicable notice and cure periods thereunder) and the termination value thereunder is greater than the Threshold Amount;
     (q) Violation of ERISA regulations which has resulted in liability of the Borrower in an aggregate amount in excess of the Threshold Amount; or
     (r) Any judgment or order against Borrower or Guarantor for the payment of money in excess of the Threshold Amount (not covered by insurance, subject to customary deductibles), and such judgment or order is not vacated, stayed, satisfied, discharged or bonded pending appeal within sixty (60) days from the entry thereof.
     8.2 Remedies. Upon the occurrence of any Event of Default and at any time thereafter, for so long as such Event of Default is continuing, the Lender may take any of the following actions:
     (a) Termination of Commitments. Declare its Commitment to make Advances or otherwise provide credit pursuant to this Agreement and the other Loan Documents suspended or terminated, whereupon any obligation to make further Advances and provide credit will immediately be suspended or terminated. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(h), the Commitment of Lender to make Advances and otherwise provide credit pursuant to this Agreement shall be automatically terminated without any further action or election by Lender.
     (b) Acceleration. Declare any or all of the Obligations to be immediately due and payable in full, whereupon all of the principal, interest and other Obligations will forthwith become due and payable in full without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(h), the Obligations shall be immediately due and payable without any further action or election by Lender.
     (c) Enforcement of Rights. Enforce any and all rights and remedies under this Agreement and the other Loan Documents against any or all Collateral and may pursue all rights and remedies available at law or in equity.

     (d) Receivers. Without notice to Borrower or any other Loan Party, or without regard to the adequacy of the Collateral for the payment of the Obligations, appoint one or more receivers of the Collateral, and Borrower and the other Loan Parties do hereby irrevocably consent to such appointment, with such receivers having all the usual powers and duties of receivers in similar cases, including the full power to maintain, sell, dispose and otherwise operate the Collateral upon such terms that may be approved by a court of competent jurisdiction.
     8.3 Collateral Protection. Lender may, at any time, but will not be obligated to, make Protective Advances which will be deemed to be Advances hereunder. All amounts so Advanced will be added to the outstanding principal amount of all Advances.
     8.4 Secured by Collateral and Deed of Trust. Any Protective Advance will only occur through Lender or at Lender’s direction and will not be funded directly to Borrower or any of its Affiliates. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement or any other Loan Document or in the enforcement thereof or in the protection of the Collateral shall be charged to Borrower pursuant to Section 2.17. The amount of such Protective Advances shall be secured by the Mortgage Instruments.
     8.5 Multiple Real and Personal Property Security. Borrower hereby acknowledges that Lender is extending credit based upon both the financial statements of COP III and Guarantor and the values of the Collateral. Accordingly, Borrower hereby agrees that, from and after any Event of Default, Lender will be allowed, to the greatest extent permitted by applicable law, including the laws of whichever jurisdiction Lender may choose as most facilitating for the exercise of the rights of Lender (and which may be applicable), to pursue and realize upon all of the remedies available to it under any of the Loan Documents, at law, in equity, or otherwise, and simultaneously or consecutively, in the discretion of Lender, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the Obligations, for the separate or simultaneous sale or foreclosure of the Collateral or portions thereof, for the obtaining of judgments and/or deficiency judgments, for the seeking of injunctive relief and receiverships, and for maximum access to and realization from the Obligations and Collateral or portions thereof in such manner as Lender deems necessary, and Borrower hereby waives any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. Borrower hereby expressly acknowledges and agrees that various consents, waivers and agreements set forth in any of the Loan Documents, including the Mortgage Instruments, were granted in recognition of the foregoing, and that all such waivers, consents and agreements will apply to each other Loan Document as though set forth therein. In addition to any other consents, waivers and agreements set forth in any of the Loan Documents, and without limiting the foregoing, Borrower agrees that, to the maximum extent permitted by applicable law, Lender may foreclose on and/or sell all properties serving as Collateral located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by the Mortgage Instruments may be foreclosed upon in the manner provided for, simultaneously with, and as a part of the proceeding for, foreclosure of the real property; and Borrower hereby waives the benefits of any “one-action rule” which may be applicable to it or to any of the Collateral and waives marshaling of assets for itself and all other parties claiming by, through or under it.
     8.6 Scheduled Payments. Lender and Borrower acknowledge that notwithstanding the continuation of an Event of Default, Borrower may elect to continue to make scheduled payments. Lender’s acceptance of any such payments shall not be a waiver of any rights and remedies, and Lender shall continue to be entitled to all such rights and remedies (including, without limitation, acceleration and foreclosure).
ARTICLE 9
MISCELLANEOUS
     9.1 Binding Effect; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, which consent may be withheld, conditioned or delayed in Lender’s sole and absolute discretion (and any attempted assignment or transfer by Borrower without consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Affiliates of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. Lender is not a joint venturer or a partner with Borrower. Lender may freely assign its rights and obligations under this Agreement with the prior written consent of Borrower, which consent is not to be unreasonably withheld, conditioned, or delayed; provided, however, no consent of Borrower shall be required for an assignment to an Affiliate of Lender or if an Event of Default has occurred and is continuing.
     9.2 Participations.
     (a) Lender may, with the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned, or delayed, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided, however, that (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower shall continue to deal solely and directly with such Lender in connection with all rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.11(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.7, 2.8 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.1.

     (b) A Participant shall not be entitled to receive any greater payment under Section 2.7 or 2.11 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that is a Foreign Person shall not be entitled to the benefits of Section 2.11 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.11(e) as though it were the Lender.
     (c) In no event may a Participant be an Affiliate of Borrower, the Guarantors or any other Loan Party.
     9.3 Pledge by Lender. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
     9.4 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of (i) any Event of Default, (ii) any Unmatured Event of Default, or (iii) an incorrect representation or warranty at the time any credit is extended hereunder, and all such covenants, agreements, representations and warranties shall continue in full force and effect as long as the principal of, or any accrued interest on, any Advances, or any fee or any other amounts payable under this Agreement are outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.7, 2.8, 2.11 and 9.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.
     9.5 Integration; Entire Agreement. This Agreement and the other Loan Documents contain the complete understanding and agreement of Borrower and Lender with respect to the transactions contemplated by this Agreement and supersede all prior representations, warranties, agreements, arrangements, understandings and negotiations with respect thereto.
     9.6 Severability. If any provision or any part of any provision of any Loan Document is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, will not be affected and they will remain in full force and effect.
     9.7 CHOICE OF LAW. THIS AGREEMENT AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF

THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF THE STATE OF ILLINOIS.
     9.8 Time of Essence; Time for Performance. Time is of the essence with regard to each provision of this Agreement and the other Loan Documents as to which time is a factor. Whenever any performance under this Agreement or any other Loan Document is stated to be due on a day other than a Business Day or whenever the time for taking any action under this Agreement or any other Loan Document would fall on a day other than a Business Day, then unless otherwise specifically provided in this Agreement and the other Loan Documents the due date for such performance or the time for taking such action, as the case may be, will be extended to the next succeeding Business Day, and such extension of time will be included in the computation of interest or fees, as the case may be.
     9.9 Notices and Demands.
     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by electronic transmission (other than facsimile transmission) subject to Section 9.9(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to the Borrower, to it at Cole REIT III Operating Partnership, LP, c/o Cole Real Estate Investments, 2555 East Camelback Road, #400, Phoenix, Arizona 85016, Attention: Chief Financial Officer (and with a copy to General Counsel), Facsimile No. (602) 788-8780; and
     (ii) if to Lender, to it at TCF National Bank, 500 West Brown Deer Road, PO Box 170708, Milwaukee, Wisconsin 53217, Attention: Russell P. McMinn, Facsimile No. (414) 351-8680.
     (b) Electronic Notices. In addition to those Sections of this Agreement that specifically allow notice by electronic transmission, Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Changes in Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     9.10 Right of Set-Off. Borrower grants to Lender, without demand or notice to Borrower but only if an Event of Default shall have occurred and be continuing, the right to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time or other, and whether provisional or final) held by Lender for Borrower and any other liabilities or other obligations of Lender to Borrower (“Borrower Deposits, Liabilities and Obligations”) against or to the Obligations of Borrower, regardless of whether the Borrower Deposits,

Liabilities and Obligations are contingent, matured or unmatured, and Borrower grants a security interest to Lender in the Borrower Deposits, Liabilities and Obligations to secure the Obligations of Borrower under the Loan Documents.
     9.11 Waivers; Amendments.
     (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.11(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default or Unmatured Default, regardless of whether Lender may have had notice or knowledge of such Event of Default or Unmatured Default at the time.
     (b) Waivers and Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.
     (c) Reserved.
     9.12 Expenses; Indemnity; Damage Waiver.
     (a) Expenses and Indemnity. COP III and each Project Borrower shall, jointly and severally, (a) indemnify, defend and hold harmless Lender, and its respective Affiliates, and their respective officers, directors, employees, advisors and agents (each, an “Indemnitee”) for, from and against any and all losses, claims, damages and liabilities to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the other Loan Documents, the Commitment, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (including, without limitation, reasonable legal expenses); provided, however, that the foregoing indemnity obligations will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnitee, and (b) reimburse Lender, and its respective Affiliates, on demand for all reasonable out-of-pocket expenses (including due diligence expenses, appraisals, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Commitment and the Loan Documents, or incurred in connection with the, amendment, modification, waiver or enforcement thereof.
     (b) Reserved.
     (c) Damage Waiver. To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, including, without limitation, the other Loan Documents, the Commitment and Advances, or the use of the proceeds thereof.
     (d) Payment of Amounts Due. All amounts due under this Section shall be payable immediately after written demand therefor.
     9.13 Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the Obligations in full, all or any part of any amount received by Lender in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded or returned by Lender to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency or reorganization of Borrower or any other Person), such Obligations and any liens, security interests and other encumbrances that secured such Obligations at the time such avoided, rescinded or returned payment was received by Lender will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.
     9.14 Headings; References. The headings at the beginning of each section of the Loan Documents are solely for convenience and are not part of the Loan Documents. Unless otherwise noted, references in this Agreement to “Sections,” “Articles,” “Exhibits,” and “Schedules” refer to the Sections and Articles in this Agreement and the Exhibits and Schedules attached to this Agreement.
     9.15 Number and Gender. In the Loan Documents the singular will include the plural and vice versa and each gender will include the other genders.
     9.16 No Brokers. Except as disclosed to Lender in writing prior to the Effective Date of this Agreement, Borrower represents and warrants that it knows of no broker’s or finder’s fee due in respect of the transaction described in this Agreement and that it has not used the services of a broker or a finder in connection with this transaction. Borrower releases and shall indemnify, defend and hold harmless Lender for, from and against any claims, liabilities, costs, damages and expenses (including attorneys’ fees) based on Borrower’s failure or alleged failure to pay any realtors, brokers, finders or agents claiming by, through or on behalf of Borrower with respect to the Commitment, this Agreement or any of the other Loan Documents.
     9.17 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Facsimile signature pages will be acceptable, provided originally signed signature pages are provided to each of the other parties by overnight courier.
     9.18 Duty to Act in Good Faith. Each of the parties to this Agreement agrees to act in good faith with respect to all of its rights, privileges, duties and obligations under this Agreement.
     9.19 USA PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower certifies to Lender that (i) it is not acting directly or indirectly for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Borrower is not engaged in this transaction (directly or indirectly) on behalf of, or instigating or facilitating this transaction (directly or indirectly) on behalf of, any such person, group, entity or nation. Borrower shall indemnify, defend, and hold harmless Lender for, from and against any claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.
     9.20 Confidentiality.
          Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.20, to (i) any assignee or any prospective assignee of Lender, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of equity interest in Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.20 or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 9.20, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.20) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING BORROWER, GUARANTOR AND THE OTHER LOAN PARTIES, AND THEIR AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     9.21 Reserved.
     9.22 Replacement Documentation. Upon receipt of an affidavit, reasonably acceptable to Borrower, of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other Loan Document which is not of public record, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues such replacement Note or other Loan Document, the Lender who is the payee on the lost, destroyed, mutilated or stolen Note or Loan Document shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or Loan Document.
     9.23 Swap Agreements. All Swap Agreements, if any, between Borrower and Lender or Affiliate of Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Obligations shall not apply to said Swap Agreements.
ARTICLE 10
POWER OF ATTORNEY
     10.1 Power of Attorney Granted. Borrower and the other Loan Parties hereby irrevocably appoint Lender as their true and lawful attorney, with full power of substitution for and on behalf of them and in their name, after the occurrence and during the continuation of an Event of Default, to take any action to preserve, maintain, protect or enforce the rights and interests of Borrower or the other Loan Parties with respect to the Collateral, including, without limitation, to (a) enforce, cure any default or otherwise act with respect to any agreements pertaining to or affecting any of the Collateral; (b) take all such action and to execute all such documents as Lender reasonably deems necessary to operate or preserve or protect the Collateral; and (c) sue for, demand or collect any sums owing to Borrower or any of the other Loan Parties under escrows or other agreements affecting the Collateral. The power so vested in Lender is one coupled with an interest and will be irrevocable, except by written instrument executed jointly by Borrower (or the applicable Loan Party) and Lender. Notwithstanding the foregoing, Lender is under no obligation to exercise any of the foregoing rights or take any action necessary to preserve any right in any Collateral against any other Person, and Lender, to the extent permitted herein or by applicable law, may exercise any of the foregoing rights without incurring any responsibility or liability to Borrower, the Loan Parties or any other Person and without in any way affecting this Agreement or the other Loan Documents or any other obligations of Borrower and the other Loan Parties to Lender. Borrower will reimburse Lender within fifteen (15) days following written demand for any reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and collection costs, that Lender may incur while acting as the attorney-in-fact of Borrower or the other Loan Parties as provided hereunder.
ARTICLE 11
JURY WAIVER
     11.1 JURY WAIVER. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BORROWER:	COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership BY: Cole Credit Property Trust III, Inc., a Maryland corporation, its General Partner
	By:	/s/ D. Kirk McAllaster, Jr.
		Name:	D. Kirk McAllaster, Jr.
		Title:	Chief Financial Officer

COLE BB LAKEWOOD CO, LLC, a Delaware limited liability company

	By:	Cole REIT Advisors III, LLC, its Manager

	By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE CV LIBERTY MO, LLC, a Delaware limited liability company

	By:	Cole REIT Advisors III, LLC, its Manager

	By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE CV NOBLESVILLE IN, LLC, a Delaware limited liability company

	By:	Cole REIT Advisors III, LLC, its Manager

	By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE CV OAK FOREST IL, LLC, a Delaware limited liability company

	By:	Cole REIT Advisors III, LLC, its Manager

	By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE KO BURNSVILLE MN, LLC, a Delaware limited liability company

By:	Cole REIT Advisors III, LLC, its Manager

By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE WG INDIANAPOLIS IN, LLC a Delaware limited liability company

By:	Cole REIT Advisors III, LLC, its Manager

By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE WG GRAND JUNCTION CO, LLC, a Delaware limited liability company

By:	Cole REIT Advisors III, LLC, its Manager

By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE WG SOUTH BEND IN, LLC, a Delaware limited liability company

By:	Cole REIT Advisors III, LLC, its Manager

By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

COLE ST IOWA CITY IA, LLC, a Delaware limited liability company

By:	Cole REIT Advisors III, LLC, its Manager

By:	/s/ John M. Pons
John M. Pons,
Executive Vice President

LENDER:	TCF NATIONAL BANK, a national banking association
	By:	/s/ Russell P. McMinn
		Name:	Russell P. McMinn
		Title:	Sr. Vice President

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(continued)

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(continued)
EXHIBITS
EXHIBIT A — Form of Borrower Assumption Agreement
EXHIBIT B — Form of Compliance Certificate

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(continued)
Page
EXHIBIT C — Form of Draw Request
EXHIBIT D — Form of Interest Election Request
EXHIBIT E — Required Insurance
EXHIBIT F — Form of Borrowing Base Report and Collateral Certificate
EXHIBIT G — Form of Environmental Agreement

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